Exhibit 10.2

LEASE

LANDLORD: Hood Park LLC, a Massachusetts limited liability company

TENANT: Finch Therapeutics, Inc., a Delaware corporation

PREMISES: Hood Park, Charlestown, Massachusetts

DATED: August 3, 2021

(H) SELF-HELP	38
(I) ESTOPPEL CERTIFICATE	38
(J) WAIVER OF SUBROGATION	39
(K) BROKERS	39
(L) LANDLORD’S DEFAULTS	39
(M) EFFECTIVENESS OF LEASE	40
(N) HAZARDOUS MATERIALS	40
(O) DELAYS	42
ARTICLE XI	43
ARTICLE XII	45
ARTICLE XIII	45
(A) OPTION TERM	45
(B) OPTION RENT	45
ARTICLE XIV	46
ARTICLE XV	48
ARTICLE XVI	48

Exhibit A	Plan Showing Location of The Building
Exhibit A-1	Plan Showing Demised Premises
Exhibit B-1	Landlord’s Delivery Conditions
Exhibit B-2	Tenant’s Work
Exhibit C	Landlord’s Services
Exhibit D	Rules and Regulations
Exhibit E	Legal Description of Lot
Exhibit F	List of Hazardous Substances and Materials
Exhibit G	Exterior Sign
Exhibit H	Plan Showing Location for Nitrogen Tank Pad Area
Exhibit I	Plan Showing Non-Building ROFO Spaces
Exhibit J	Plan Showing Tenant’s Exclusive Biohazard Storage Area and Shared Chemical Storage Area

Lease dated as of the 3rd day of August, 2021 (the “Effective Date”) by and between Hood Park LLC, a Massachusetts limited liability company, as landlord (“Landlord”), and Finch Therapeutics, Inc., a Delaware corporation, as tenant (“Tenant”).

ARTICLE I REFERENCE DATA

(A)
SUBJECTS REFERRED TO:

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1(A):

LANDLORD’S ADDRESS: 6 Kimball Lane

Lynnfield, Massachusetts 01940

LANDLORD’S MANAGING AGENT: Nordblom Company

71 Third Avenue

Burlington, Massachusetts 01803 TENANT’S ADDRESS: Prior to the Commencement Date:

200 Inner Belt Road, Suite 400

Somerville, Massachusetts 02143 After the Commencement Date:

100 Hood Park Drive Charlestown, Massachusetts 02129

BUILDING: That certain building designated as “100 Hood Park Drive” upon Exhibit A. RENTABLE FLOOR AREA OF THE DEMISED PREMISES: Approximately 61,139

rentable square feet located on the second (2nd) floor of the Building.

TOTAL RENTABLE FLOOR AREA OF THE BUILDING: Approximately 110,729

rentable square feet, subject to addition following completion of the Landlord’s Expansion Project, if applicable.

COMMENCEMENT DATE: The Effective Date of this Lease.

INITIAL TERM: The period commencing on the Commencement Date and expiring on the last day of the one hundred twentieth (120th) full calendar month following the Rent Commencement Date.

OPTION TERM: One (1) option to extend the Term (as defined herein) for five (5) years as set forth in Article XIII below.

RENT COMMENCEMENT DATE: The earlier to occur of (i) January 1, 2022 and (ii) the date that Tenant’s Work (as defined herein) is Substantially Complete (as defined herein) and Tenant has commenced business operations in the Demised Premises, subject to Section III(B) below and the succeeding sentences of this paragraph. Notwithstanding the foregoing, in the event Tenant’s Work is not Substantially Complete by January 1, 2022, such delay is caused by a Force Majeure and prior to the existence of such Force Majeure and after the Force Majeure has been resolved Tenant has diligently proceeded with the performance and completion of the portions of the Tenant’s Work within its reasonable control, the Rent Commencement Date shall be delayed one (1) day for each day such Force Majeure was in existence, however, for purposes of calculating the number of days of such delay, the first day of such delay shall occur on the business day immediately following the date on which Tenant has provided Landlord with written notice of the existence of such Force Majeure. Additionally, throughout the existence of such Force Majeure, Tenant shall use diligent efforts to resolve such delay and shall keep Landlord reasonably informed of such diligent efforts and status of resolving such Force Majeure.

FIXED RENT: As follows, subject to adjustment as provided in Section III(E), below:

Year 1: Commencing on the Rent Commencement Date and through the last day of the twelfth (12th) full calendar month following the Rent Commencement Date -

$4,535,291.02 per annum ($74.18 per rentable square foot of the Demised Premises) payable in equal monthly installments of $377,940.92;

Year 2: Commencing on the first (1st) day of the thirteenth (13th) full calendar month following the Rent Commencement Date and through the last day of the twenty-fourth (24th) full calendar month following the Rent Commencement Date

- $4,663,071.53 per annum ($76.27 per rentable square foot of the Demised Premises) payable in equal monthly installments of $388,589.29;

Year 3: Commencing on the first (1st) day of the twenty-fifth (25th) full calendar month following the Rent Commencement Date and through the last day of the thirty-sixth (36th) full calendar month following the Rent Commencement Date -

$4,795,131.77 per annum ($78.43 per rentable square foot of the Demised Premises) payable in equal monthly installments of $399,594.31;

Year 4: Commencing on the first (1st) day of the thirty-seventh (37th) full calendar month following the Rent Commencement Date and through the last day of the forty-eighth (48th) full calendar month following the Rent Commencement Date -

$4,930,860.35 per annum ($80.65 per rentable square foot of the Demised Premises) payable in equal monthly installments of $410,905.03;

Year 5: Commencing on the first (1st) day of the forty-ninth (49th) full calendar month following the Rent Commencement Date and through the last day of the sixtieth (60th) full calendar month following the Rent Commencement Date -

$5,070,868.66 per annum ($82.94 per rentable square foot of the Demised Premises) payable in equal monthly installments of $422,572.39;

Year 6: Commencing on the first (1st) day of the sixty-first (61st) full calendar month following the Rent Commencement Date and through the last day of the seventy-second (72nd) full calendar month following the Rent Commencement Date

- $5,215,156.70 per annum ($85.30 per rentable square foot of the Demised Premises) payable in equal monthly installments of $434,596.39;

Year 7: Commencing on the first (1st) day of the seventy-third (73rd) full calendar month following the Rent Commencement Date and through the last day of the eighty-fourth (84th) full calendar month following the Rent Commencement Date –

$5,363,724.47 per annum ($87.73 per rentable square foot of the Demised Premises) payable in equal monthly installments of $446,977.04;

Year 8: Commencing on the first (1st) day of the eighty-fifth (85th) full calendar month following the Rent Commencement Date and through the last day of the ninety-sixth (96th) full calendar month following the Rent Commencement Date –

$5,516,571.97 per annum ($90.23 per rentable square foot of the Demised Premises) payable in equal monthly installments of $459,714.33;

Year 9: Commencing on the first (1st) day of the ninety-seventh (97th) full calendar month following the Rent Commencement Date and through the last day of the one hundred eighth (108th) full calendar month following the Rent Commencement Date – $5,673,699.20 per annum ($92.80 per rentable square foot of the Demised Premises) payable in equal monthly installments of $472,808.27; and

Year 10: Commencing on the first (1st) day of the one hundred ninth (109th) full calendar month following the Rent Commencement Date and through the last day of the one hundred twentieth (120th) full calendar month following the Rent Commencement Date – $5,836,328.94 per annum ($95.46 per rentable square foot of the Demised Premises) payable in equal monthly installments of $486,360.75.

ADDITIONAL RENT FOR TAXES AND OPERATING EXPENSES: As set forth in

Article V of this Lease.

SECURITY DEPOSIT: $2,267,645.52 in the form of a letter of credit, as set forth in and subject to adjustment in accordance with Article XI hereof.

PERMITTED USE: General office, laboratory, research and development, and manufacturing uses, and, to the extent consistent with Landlord’s operation of Hood Park, as reasonably determined by Landlord on a non-discriminatory basis, such other legal uses ancillary thereto.

COMMERCIAL GENERAL LIABILITY INSURANCE LIMITS: As set forth in Section

(8) of Article VI of this Lease.

TENANT’S SHARE OF OPERATING EXPENSES: 55.21%, subject to adjustment. TENANT’S SHARE OF TAXES: 55.21%, subject to adjustment.

(B)
EXHIBITS

The exhibits listed below in this Section are incorporated in this Lease by reference and are to be construed as part of this Lease:

EXHIBIT A Plan Showing Location of the Building EXHIBIT A-1 Plan Showing Demised Premises EXHIBIT B-1 Landlord’s Delivery Conditions EXHIBIT B-2 Tenant’s Work

EXHIBIT C Landlord’s Services

EXHIBIT D Rules and Regulations

EXHIBIT E Legal Description of Lot

EXHIBIT F List of Hazardous Substances and Materials EXHIBIT G Exterior Sign

EXHIBIT H Plan Showing Location of Nitrogen Tank Pad Area EXHIBIT I Plan Showing Non-Building ROFO Spaces

EXHIBIT J Plan Showing Tenant’s Exclusive Biohazard Storage Area and Shared Chemical Storage Area

ARTICLE II PREMISES

(A)
DEMISED PREMISES

As of the Commencement Date, subject to and with the benefit of the provisions of this Lease, Landlord hereby leases to Tenant, and Tenant leases from Landlord, Tenant’s space in the Building (as shown on Exhibit A-1), excluding exterior faces of exterior walls, all common facilities of the Building and all building service fixtures and equipment serving (exclusively or in common) other parts of the Building. As used in this Lease, “Tenant’s space” means 61,139 rentable square feet of space located on the second (2nd) floor of the Building, as shown on Exhibit A-1. The Building is outlined in red upon the plan attached as Exhibit A. Tenant’s space, with such exclusions, is hereinafter referred to collectively as the “Demised Premises”.

(B)
COMMON AREAS

Tenant shall have, as appurtenant to the Demised Premises, the right to use in common with others entitled thereto, subject to the Rules and Regulations attached hereto as Exhibit D, and such other reasonable rules from time to time made by Landlord of which Tenant is given prior written notice and that do not materially interfere with Tenant’s use of the Demised Premises for the Permitted Use (collectively, the “Common Areas”): (i) the areas for the non-exclusive use of tenants of, and facilities from time to time included in, the Building or on the parcel of land on which the Building is located (said parcel being more particularly described in Exhibit E and being hereafter referred to as the “Lot”), to the extent from time to time reasonably designated by Landlord, provided that no such designation shall unreasonably interfere with Tenant’s use or occupancy of, or access to, the Demised Premises, which shall include, without limitation, the Parking Garage (as defined below), common driveways and sidewalks on the Lot, a bicycle storage room to be located in the Building (currently anticipated to be located on the first level of the Parking Garage) on the first (1st) floor of the Building, passenger and freight elevators and loading docks serving the Building, the main tel/data entrance room located in the Building, common hallways, entrances, foyers, and stairwells, shafts, chases, roof, (for the installation of Tenant’s fixtures and equipment), and the main lobby of the Building; and (ii) the Building service fixtures and equipment serving the Demised Premises. Notwithstanding anything in this Lease to the contrary, subject to the right of Landlord, its employees, agents, contractors and representatives to use, enter or access such areas in accordance with the terms of this Lease, Tenant shall have the right to use its pro rata share, based on Tenant’s Share of Operating Expenses (as the same may adjust from time to time), of the chemical storage areas on the first (1st) floor of the Building shown on the plan attached hereto as Exhibit J and the exclusive right to use an area consisting of approximately 116 square feet on the first (1st) floor of the Building shown on the plan attached hereto as Exhibit J for Tenant’s biohazardous materials and/or waste (such area to be provided by Landlord demised from the remainder of the first (1st) floor but Tenant shall be solely responsible for any improvements or alterations required for Tenant’s use, including all costs and expenses thereof, subject to Landlord’s obligation with respect to the Allowance). The Lot is represented by the area outlined by a bold line upon said Exhibit A. It is understood and agreed that said plan is intended only to show the approximate size of the Lot as presently constituted and the approximate size and location of the Building and for no other purpose. Landlord reserves the right from time to time, in Landlord’s reasonable discretion, and provided that the same does not unreasonably interfere with Tenant’s use or occupancy of, access to, or business operations in, the Demised Premises, or Tenant’s use of the Demised Premises for the Permitted Use, or access to, any Common Areas existing as of the Commencement Date: (a) to install, repair, replace, use, maintain and relocate for service to the Demised Premises and to other parts of the Building or either, building service fixtures and equipment wherever located in the Building (provided that any such installations or relocations in the Demised Premises shall be behind finished walls, or above finished ceilings); (b) to alter, relocate or eliminate any other common facility; (c) to designate specific parking areas upon the Lot to be for the exclusive use of one or more users thereof; (d) to designate specific traffic routes for trucks and other delivery vehicles; (e) to alter the size of the Building (but without decreasing, by more than a de minimis amount, the usable square footage of the Demised Premises), including, without limitation, converting warehouse space to office or laboratory space, office space to warehouse or laboratory space, or laboratory to office or warehouse space; and (f) to increase and/or decrease the size of the Lot by the acquisition of adjacent land and/or the disposition of any portions thereof. No such increase or decrease shall be deemed to have occurred until Landlord shall give Tenant at least sixty (60) days’ prior written notice thereof.

(C)
PARKING

Landlord shall make available to Tenant on a non-reserved, first come-first serve basis, at no additional cost to Tenant, one (1) parking space per one thousand (1,000) rentable square foot of floor area of the Demised Premises in the Parking Garage. To the extent available, Landlord shall provide Tenant with additional parking spaces within the Parking Garage on a month to month basis upon written request of Tenant at a monthly charge per parking space based on the fair market value of similar parking spaces in accessory, on-site parking garages located in Charlestown and Somerville, Massachusetts, which fee shall be subject to annual adjustment from time to time.

(D)
AMENITIES

Commencing on the later of (i) January 1, 2022, or (ii) the Rent Commencement Date, Landlord shall provide, from time to time, the following amenities to the Building (the “Amenities”), which may be used, on a non-exclusive basis, by other tenants, occupants and invitees of the Lot: (i) fitness facilities, (ii) shuttle service to and from the Sullivan Square MBTA transit station, (iii) an interior bicycle storage area in the Building (currently anticipated to be located in the Parking Garage (as hereinafter defined)); and (iv) a cafeteria or other food services (which may include, without limitation, restaurants, café’s, and food trucks). Landlord shall use commercially reasonable efforts to provide such Amenities at all times during the Term from and after the Rent Commencement Date, however, with respect to item (ii) (shuttle service) herein, Landlord shall have to right to modify, adjust and/or terminate such Amenity, as Landlord may reasonably determine. The cost of the Amenities shall be included in the Building’s Share of Operating Expenses (as hereinafter defined).

(E)
LANDLORD’S EXPANSION PROJECT

Landlord has informed Tenant that it is Landlord’s intent to construct an addition, consisting of five (5) floors on top of the Building, to be used for office and laboratory and research and development uses (“Landlord’s Expansion Project”). Except in the event of an emergency, Landlord shall use commercially reasonable efforts, consistent with accepted construction best practices, to minimize any materially adverse impact on Tenant’s use and occupancy of the Demised Premises as a result of Landlord’s Expansion Project. Landlord’s Expansion Project shall be constructed in a good and workmanlike manner and in compliance with all applicable legal requirements, including without limitation, applicable noise ordinances. Tenant, without any out of pocket cost or expense, agrees to reasonably cooperate with Landlord as reasonably necessary in connection with Landlord’s Expansion Project. Subject to Landlord’s obligations under this Subsection (E), Tenant further agrees that dust, noise, vibration, temporary closures of the Common Areas, temporary interruption of services provided to the Building, or other inconvenience or annoyance resulting from the Landlord’s Expansion Project shall not be deemed to be a breach of Landlord’s obligations under the Lease. Notwithstanding the foregoing, in no event shall any space within the Demised Premises or, except as expressly set forth in this Subsection (E), Tenant’s access to and use of the Common Areas of the Building, be deprived of safe and reasonable access or rendered untenantable for the Permitted Uses by reason of the Landlord’s Expansion Project.

Landlord shall provide to Tenant not less than one hundred eighty (180) days’ prior written notice of its proposed commencement of construction of Landlord’s Expansion Project. During such 180-day period, Landlord shall work diligently and good faith to develop a construction management plan for Landlord’s Expansion Project consistent with Landlord’s obligations under this Subsection (E), which shall include, without limitation, Landlord’s plans and procedures to minimize the impacts of Landlord’s Expansion Project (consistent with Landlord’s agreement in the immediately foregoing paragraph) on Tenant’s use and occupancy of the Demised Premises, all of which shall be at Landlord’s sole cost and expense. Landlord shall engage, at its sole cost and expense, consultants and/or engineers to advise it on such construction management plan. Landlord shall consult with Tenant on the development of such construction management plan and Landlord shall consider Tenant’s reasonable comments and input to the construction management plan. Tenant’s shall be solely responsible for any costs and expenses incurred by Tenant in its review of or participation in said construction management plan.

Notwithstanding anything in this Lease to the contrary, the impacts of Landlord’s Expansion Project on Tenant’s use and occupancy of, and regular business operations within, the Demised Premises shall be subject to the following requirements:

(i)
Elevators and Freight Area. At all times during the performance of Landlord’s Expansion Project, at least two (2) elevators within the Building shall be operational, including at least one (1) designated passenger elevator, and at least one (1) designated freight elevator. During any period in which the regular freight elevator is not in service, Tenant shall be provided with a direct means of ingress and egress between the designated freight elevator and the freight area of the Building. Additionally, during the construction of Landlord’s Expansion Project, Landlord shall maintain at all times, for use by Tenant’s vendors, invitees, and contractors, open and accessible freight areas, loading areas, and parking areas that are located within or adjacent to the Building. Notwithstanding the foregoing, in the event the one (1) designated freight elevator which Landlord is required to provide is not then operational, Landlord shall provide at least one (1) passenger elevator designated for the Tenant’s freight use, however, if materials, equipment, products and deliveries can reasonably and efficiently be delivered to or from the loading bay directly to the second (2nd) floor of the Building, Landlord may direct Tenant to use such drive up loading bay in lieu of using such passenger elevator for freight purposes. Landlord agrees to reasonably cooperate with Tenant in the movement of freight to and from the Premises during the Landlord’s Expansion Project. In addition, Landlord agrees that, throughout the Landlord’s Expansion Project, Tenant’s access to (including pathways to and from same) and use of any chemical storage or biohazard rooms which Tenant is entitled to use shall not be materially affected by the Landlord’s Expansion Project.

(ii)
Utilities and Services. Landlord’s construction management plan shall identify a mutually acceptable plan for any required relocation (both temporary and permanent) and/or replacement of any Building equipment and/or mechanical systems impacted by Landlord’s Expansion Project and at no time shall any equipment of Tenant located outside of the Premises which has been previously approved by Landlord (including without limitation, the Nitrogen Tank Pad, Nitrogen Tanks or Nitrogen Tank Equipment described in Article XVI below) be materially affected by the Landlord’s Expansion Project. To the extent necessary to maintain the functionality of the services Landlord is required to provide under this Lease, Landlord, at its sole cost and expense, shall either relocate such equipment or replace such equipment with new equipment having the same or better specifications and capacities as the existing equipment. Notwithstanding anything in this Lease to the contrary, such relocation work shall not result in an interruption in any utilities or services to the Demised Premises for more than forty- eight (48) consecutive hours, or occur more than three (3) times during the Expansion Project, and further provided that in no event shall there be any shutoff of electricity to the Demised Premises (other than brief temporary interruptions which may occur from time to time after Tenant has had the opportunity to install or use a back-up generator to serve the Demised Premises). Any utility or service interruption permitted by this subsection (ii) shall be scheduled at times and dates reasonably acceptable to Tenant and upon at least seven (7) days’ prior written notice to Tenant, and shall only take place outside of regular Business Hours (as defined below). Landlord agrees to use commercially reasonable efforts to keep Tenant reasonably informed of any scheduled utility or service interruptions. Notwithstanding the foregoing, Tenant hereby acknowledges and agrees that Landlord’s obligations with respect to utilities and interruptions thereof shall not apply to interruptions caused by the supplier of such utilities which are not caused by Landlord’s Expansion Project.

(iii)
Vibrations. Landlord acknowledges and agrees that Tenant intends to undertake laboratory and research and development work in the Premises and in connection therewith intends to install in the Premises sophisticated laboratory equipment and such work and equipment are sensitive to external vibrations, including vibrations caused by work of the Building. Prior to the commencement of the construction of Landlord’s Expansion Project, Landlord, at its sole cost and expense, shall install vibration monitors in the Demised Premises in locations mutually agreed to by Landlord and Tenant. In no event shall the performance of Landlord’s Expansion Project result in vibrations within the Demised Premises exceeding 8,000 mips. Such monitors shall be programmed to notify one or more representatives of Landlord and, if Tenant so elects, one or more representatives of Tenant, when vibrations within the Demised Premises exceed 7,900 mips. In the event that any such sensor identifies vibrations exceeding 7,900 mips, Landlord shall immediately cause all work which is reasonably likely to cause material vibrations affecting the Building to cease and shall immediately (or as soon as possible thereafter) notify Tenant by email. Landlord shall not recommence any such work reasonably likely to cause material vibrations affecting the Building unless and until Landlord has identified the cause of such vibrations and, if it is determined that Landlord’s Expansion Project is or was the cause of the vibrations (vs. vibrations caused by construction or operations unrelated to the Landlord’s Expansion Project), provided to Tenant a mitigation plan to reduce the same consistent with industry standards currently in effect for similar projects in the Charlestown/Somerville/Cambridge market. Landlord will cause such work to be performed in accordance with the mitigation plan. Notwithstanding the foregoing, if it is determined that the

Landlord’s Expansion Project is not or was not the cause of such vibrations, Landlord may resume the Landlord’s Expansion Project without such mitigation plan but Landlord shall continue to monitor vibration levels at the Building and perform in accordance with the procedures set forth above. In the event that such sensors detect vibrations exceeding 7,900 mips and such vibrations were caused by the Landlord’s Expansion Project more than three (3) times in any thirty (30) day period, or for more than two (2) consecutive days, and if, as a result of such vibrations, Tenant is prevented from conducting business operations in the Demised Premises for laboratory purposes, then, in addition to any other rights or remedies Tenant may have under this Lease, or at law or in equity, Tenant shall be entitled to a per diem credit of Fixed Rent for each day that Tenant is unable to use all of the laboratory portion of the Demised Premises for laboratory purposes consistent with Tenant’s business, including, without limitation, the use of any lyophilizers that Tenant intends to install in the Demised Premises, and, if Tenant is unable to use only a portion of the laboratory portion of the Demised Premises for laboratory purposes (vs all of the laboratory portion of the Demised Premises), such per diem credit of Fixed Rent shall be equitably adjusted based on the percentage of Tenant’s laboratory use so prevented as a result of such vibration levels in relation to Tenant’s use of the entire laboratory portion of the Demised Premises. For purposes of clarity, Landlord and Tenant hereby acknowledge and agree that only Tenant’s use of the laboratory portion of the Demised Premises and the effects of vibrations thereon shall determine any abatement rights or amounts (or equitably adjusted amounts) under this paragraph and no portion of the office portion of the Demised Premises affected by such vibration levels shall be considered in connection therewith.

ARTICLE III

TERM AND CONSTRUCTION

(A)
TERM

To have and to hold for a period (the “Term”) commencing on the Commencement Date (as defined in Section (A) of Article I above) and, unless sooner terminated as provided herein, ending at the expiration of the Term; provided that if the Term (calculated as aforesaid) would expire prior to the last day of a calendar month, the Term shall be extended so as to expire on the last day of such calendar month. Promptly after the Rent Commencement Date, Landlord and Tenant shall execute a Commencement Date Agreement setting forth the commencement, rent commencement and expiration dates and the Term of this Lease.

(B)
DELIVERY

The Demised Premises shall be delivered to the Tenant on the Commencement Date (i) with the items designated as Landlord’s responsibility on Exhibit B-1 attached hereto (the “Base Building Delivery Conditions”), substantially complete, subject only to punch list items that do not unreasonably interfere with the performance of the Tenant’s Work (as hereinafter defined) (“Substantially Complete”), and which punch list items Landlord shall diligently pursue to completion within a reasonable time thereafter (not to exceed 60 days) without unreasonably interfering with the performance of Tenant’s Work, (ii) with the Common Areas within the Building in compliance with all applicable federal, state, and municipal laws, codes, statutes, ordinances, or other lawful rules, regulations, or ordinances of governmental authorities, including, without limitation, the Americans with Disabilities Act, as such are enforced by local authorities having applicable jurisdiction (“Applicable Laws”), (iii) with the Building systems serving the Demised Premises in good working order and condition, and in compliance with all Applicable Laws, (iv) free of all Hazardous Materials (as defined below), and (v) broom clean, vacant and free of all occupants, personal property, trash, debris, trade fixtures and equipment, and shall be accepted by Tenant without any warranty of fitness for use or occupancy, expressed or implied, except as expressly set forth in this Lease. Tenant acknowledges that is has inspected the Demised Premises and has confirmed that, except for the completion of the (i) mailroom, (ii) providing a gas line to the Demised Premises, (iii) the installation of the pH neutralization tank, and (iv) Hazardous Materials control area (the “To Be Completed Base Building Delivery Conditions”), latent defects, and the payment of the Allowance and the Restroom Allowance (both as defined below), the Landlord’s Base Building Delivery Conditions have been satisfied. It is understood and agreed that, except for the To Be Completed Base Building Delivery Conditions, Tenant will accept the Demised Premises in their existing physical condition, and Landlord shall be under no obligation to make any repairs, alterations or improvements to the Demised Premises prior to or at the commencement of the term hereof or at any time thereafter, except as otherwise set forth in this Lease; provided, however, that nothing in this sentence shall be deemed to limit Landlord’s obligations under Article IV of this Lease. Notwithstanding the foregoing, within a reasonable time following the Effective Date (but prior to January 1, 2022), Landlord shall Substantially Complete the To Be Completed Base Building Delivery Conditions at Landlord’s sole cost and expense, in a good and workmanlike manner, in compliance with all Applicable Laws, and Landlord shall diligently pursue any remaining punch list items to completion within a reasonable time thereafter. Landlord shall have access to the Demised Premises for the performance of the To Be Completed Base Building Delivery Conditions at such times and for such durations as it reasonably deems necessary to complete such work, however, Landlord shall work in good faith and use commercially reasonable efforts to coordinate the schedule of such work so as to not materially interfere with Tenant’s construction of the Tenant’s Work concurrently with the To Be Completed Base Building Delivery Conditions.

In the event that Landlord’s construction of the To Be Completed Base Building Delivery Conditions delays performance of the Tenant’s Work, and as a result thereof, is the direct cause of a delay in the substantial completion of the Tenant’s Work beyond January 1, 2022 (a “Landlord Delay”), then the Rent Commencement Date shall be extended by one (1) day for each day occurring during the period the Landlord Delay existed. Additionally, if the To Be Completed Base Building Delivery Conditions are not Substantially Complete by January 1, 2022, such delay is not otherwise caused by Tenant, the Tenant’s Work, or a Force Majeure, and, solely as a result of Landlord’s failure to Substantially Complete the To Be Completed Base Building Delivery Conditions, the Tenant is prevented from operating its business in the Demised Premises for laboratory purposes, then the Rent Commencement Date shall be extended until the date that the portion of To Be Completed Base Building Delivery Conditions which is preventing Tenant from operating its business in the Demised Premises for laboratory purposes is Substantially Complete. Notwithstanding the foregoing, a Landlord Delay shall not occur until such time as Tenant has provided Landlord with written notice that an action or inaction of Landlord with respect to the To Be Completed Base Building Delivery Conditions has the potential to cause a Landlord Delay and Landlord has failed to remedy such action or inaction within three (3) business days of Landlord’s receipt of such written notice.

If the To Be Completed Base Building Delivery Conditions are not Substantially Complete by February 1, 2022, such delay is not otherwise caused by Tenant, the Tenant’s Work, or a Force Majeure, and, solely as a result of Landlord’s failure to Substantially Complete the To Be Completed Base Building Delivery Conditions, the Tenant is prevented from operating its business in the Demised Premises for laboratory purposes, then Tenant shall be entitled to a per diem credit of Fixed Rent for the period of incompletion between February 1, 2022 and April 30, 2022, with such credit first being applied on the Rent Commencement Date (as delayed, aforesaid). In the event the To Be Completed Base Building Delivery Conditions are not Substantially Complete by May 1, 2022, such delay is not otherwise caused by Tenant, the Tenant’s Work, or a Force Majeure, and, solely as a result of Landlord’s failure to Substantially Complete the To Be Completed Base Building Delivery Conditions, the Tenant is prevented from operating its business in the Demised Premises for laboratory purposes, then Tenant shall be entitled to a Fixed Rent credit equal to two

(2) times the per diem Fixed Rent for the period of incompletion from and after May 1, 2022. In the event that Landlord’s construction of the To Be Completed Base Building Delivery Conditions is not Substantially Complete by September 1, 2022, such delay is not otherwise caused by Tenant, the Tenant’s Work, or a Force Majeure, and, solely as a result of Landlord’s failure to Substantially Complete the To Be Completed Base Building Delivery Conditions, the Tenant is prevented from operating its business in the Demised Premises for laboratory purposes, Tenant shall have the right, at anytime following September 1, 2022 but prior to Substantial Completion of such To Be Completed Base Building Delivery Conditions which are preventing Tenant from operating its business in the Demised Premises for laboratory purposes, upon thirty (30) days’ prior notice to Landlord terminate this Lease; provided, however, if the To Be Completed Base Building Delivery Conditions are Substantially Complete during such 30-day period, then Tenant’s termination notice shall be null and void and of no force and effect.

Landlord and Tenant hereby acknowledge and agree that, in lieu of Landlord’s obligation to perform the work relating to the bathrooms in the Demised Premises described on Exhibit B-1 (the “Premises Restroom Work”), Landlord shall provide Tenant with the Restroom Allowance (described in Section (E) below) and, accordingly, Landlord shall have no obligation to perform or complete the Premises Restroom Work.

(C)
TENANT’S WORK

Tenant shall perform, at its own cost and expense (but subject to the Allowance and the Restroom Allowance defined below), any work (“Tenant’s Work”) required to prepare the Demised Premises for Tenant’s occupancy, such Tenant’s Work shall be performed in accordance the provisions of Exhibit B-2 attached hereto, and the Landlord’s reasonable construction rules and regulations to be provided to Tenant within a reasonable time following the execution of this Lease, and shall equip the Demised Premises with all trade fixtures and personal property suitable or appropriate to the regular and normal operation of the type of business in which Tenant is engaged. Tenant acknowledges and agrees that Tenant’s Work shall include the Premises

Restroom Work. Tenant shall commence Tenant’s Work promptly following the later of (i) Landlord’s delivery of the Demised Premises to Tenant in the condition required by this Lease, and (ii) Landlord’s approval of Tenant’s plans, budget and completion schedule for the Tenant’s Work as provided in Exhibit B-2, and shall diligently pursue same to completion.

(D)
GENERAL CONSTRUCTION PROVISIONS

All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner in compliance with all Applicable Laws and insurance rating or inspection bureaus having jurisdiction over the Building. Either party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects.

(E)
TENANT ALLOWANCE

As an inducement for Tenant to execute this Lease and prepare the Demised Premises for Tenant’s occupancy, Landlord shall pay to Tenant an amount up to and not to exceed

$14,367,665.00 ($235.00 per rentable square foot of the Demised Premises) as reimbursement towards the cost of the design and construction of the initial Tenant’s Work (the “Allowance”) that is completed within the eighteen (18) month anniversary of the Rent Commencement Date. In addition to the Allowance, Landlord shall pay Tenant an additional amount up to and not to exceed

$443,257.75 ($7.25 per rentable square foot of the Demised Premises) (the “Restroom Allowance”) as reimbursement towards the cost of the design and construction of the Premises Restroom Work that is completed within the eighteen (18) month anniversary of the Rent Commencement Date. In no event shall Landlord have any obligation to pay any portion of the Allowance or the Restroom Allowance for any Tenant’s Work completed after the eighteenth (18th) month anniversary of the Rent Commencement Date. In addition, in no event shall Landlord have any obligation to pay any portion of the Allowance or the Restroom Allowance for any Tenant’s Work completed prior to the eighteen (18) month anniversary of the Rent Commencement Date unless Tenant has submitted a requisition for such payment within twenty-one (21) months following the Rent Commencement Date. The Allowance and the Restroom Allowance shall be utilized for so-called “hard” and “soft” costs of Tenant’s Work, however, the Restroom Allowance may only be used for such costs relating to the Premises Restroom Work and not for other portions of the Tenant’s Work. As completion of the Tenant’s Work progresses, Tenant may submit requisitions for payment to Landlord from time to time (but not more frequently than once per month) and Landlord shall pay the portion of the Allowance and/or the Restroom Allowance, as the case may be, in the amount set forth in the requisition to Tenant within thirty (30) days following receipt of Tenant’s requisition, together with partial lien waivers, third party paid invoices and other documentation reasonably requested by Landlord relating to Tenant’s Work covered by the requisition. Landlord shall pay the final payment of the Allowance and/or the Restroom Allowance, as the case may be, within thirty (30) days following Landlord’s receipt of all of the following: (1) a detailed statement, including requisitions from Tenant’s general contractor, third party paid invoices and other documentation reasonably requested by Landlord evidencing the total cost of, and payment for, actual work done in connection with the Landlord approved plans for Tenant’s Work (and Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to such statement in order to verify the amount thereof); (2) final and unconditional lien waivers relating to items, services and work performed in connection with all phases or portions of Tenant’s Work (and, if Tenant’s general contractor has recorded a Notice of Substantial Completion in Suffolk Registry of Deeds pursuant to MGL Ch. 254 and the statutory period has elapsed since such recording, and if requested, has provided Landlord with satisfactory evidence that all subcontractors and vendors have been provided with a copy of the recorded notice); (3) “as-built” plans showing the completed Tenant’s Work; (4) a certificate of Tenant’s architect in the form of AIA G-704 indicating that the Tenant’s Work has been completed in accordance with the approved plans; and (5) a copy of a final certificate of occupancy for the Demised Premises issued by the appropriate department of the City of Boston. Notwithstanding anything to the contrary contained in this Lease: (i) Landlord’s obligation to pay the Allowance and/or the Restroom Allowance shall be conditioned upon there being no then existing Event of Default by Tenant in its obligations under this Lease beyond any applicable notice and cure periods at the time that Landlord would be required to make such payment; and (ii) Landlord shall have no obligation to advance any funds or pay any amount on account of Tenant’s Work in excess of the Allowance and the Restroom Allowance (collectively, “Excess TI Costs”), such payment obligation to be Tenant’s. It is expressly understood and agreed that except for Tenant’s movable trade fixtures and equipment, furniture, and other personal property, all of Tenant’s Work shall be property of Landlord whether or not the actual cost shall exceed the Allowance and the Restroom Allowance, unless specifically stated to the contrary at the time Landlord approves any plans therefor. Notwithstanding anything in this Section 3(E) to the contrary, in addition to the Allowance and the Restroom Allowance, Landlord hereby agrees to reimburse Tenant up to $6,113.90 $0.10 per rentable square foot of the Demised Premises for costs and expenses incurred by Tenant to prepare a test fit plan for Tenant’s Work, such reimbursement to be made within thirty (30) days of Landlord’s receipt of evidence reasonably satisfactory that Tenant has incurred and paid for such costs.

ARTICLE IV LANDLORD’S COVENANTS

(A)
LANDLORD’S COVENANTS DURING THE TERM: Landlord covenants during the Term:
(1)
To furnish, through Landlord’s employees or independent contractors, the utilities and services listed in Exhibit C in a first-class manner consistent with Class A laboratory and office buildings in the City of Boston, Massachusetts; and

(2)
Except as otherwise provided in this Lease, to maintain, repair and replace structural elements of the Building, the roof, exterior walls and windows, utilities, pipes, conduits, drains and all other building systems (including, without limitation, the heating, ventilating and air conditioning systems, elevators, and the mechanical, electrical, emergency generator, and fire/life safety systems) and the Common Areas of the Building and the Lot in good working order, condition and repair and in compliance with all Applicable Laws, including without limitation, Title III of The Americans With Disabilities Act of 1990, as amended from time to time, or any applicable local or state law regarding handicapped access as such are enforced by local authorities having jurisdiction over the Building, however, Tenant shall be solely responsible for the maintenance, repair and replacement of any specialty or non-office standard equipment, including without limitation, any supplemental heating, ventilation and air conditioning equipment which Tenant has elected to install or to have installed and that exclusively serves the Demised Premises (and Landlord shall have no obligation to maintain, repair or replace same).

(C)
INTERRUPTIONS

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from (a) power losses or shortages that are not within Landlord’s reasonable ability to control, or (b) the commercially reasonable necessity of Landlord’s entering the Demised Premises for any of the purposes set forth in this Lease, including without limitation, for repairing or altering the Demised Premises or any portion of the Building as required or permitted by this Lease, or for bringing materials into and/or through the Demised Premises in connection with the making of repairs or alterations as the same may be reasonably necessary; provided, however, that Landlord shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s use or occupancy of, or business operations in, the Demised Premises.

In case Landlord is prevented or delayed from making any repairs, alterations or improvements or furnishing any utility or service or performing any other covenant or duty to be performed on Landlord’s part (any such prevention, delay, interruption, suspension, or stoppage, an “Interruption”), by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Section 4(B) or Article VIII, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Demised Premises. Landlord reserves the right to stop any service or utility system when necessary in Landlord’s reasonable opinion by reason of accident or emergency or until necessary repairs have been completed, which Landlord shall use diligent efforts to complete as soon as reasonably practicable. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and, in any event, Landlord will use commercially reasonable efforts to avoid unnecessary inconvenience to Tenant, or unreasonable interference with Tenant’s business operations, by reason thereof.

Notwithstanding anything in this Lease to the contrary, if (i) an Interruption shall occur as a result of the negligence or willful misconduct of Landlord, its agents, contractors, or employees or the failure by Landlord to perform its maintenance and repair obligations hereunder, except and to the extent due to the negligence or willful misconduct of Tenant or Tenant’s agents employees, contractors or invitees, and (ii) such Interruption continues for more than five (5) consecutive days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Interruption, Tenant’s normal business operations in the Demised Premises are materially and adversely affected, then there shall be an abatement of one day’s Fixed Rent, Tenant’s Share of Taxes (as defined below), and Tenant’s Share of Operating Expenses (as defined below) for each day such Interruption continues after such five (5) period; provided, however, if the entire Premises have not been rendered unusable for the Permitted Use by the Interruption, the amount of abatement shall be equitably prorated.

ARTICLE V RENT

(A)
FIXED RENT

Tenant agrees to pay, without any offset or reduction whatever (except as made in accordance with the express provisions of this Lease), fixed monthly rent equal to 1/12th of the Fixed Rent (subject to adjustment in accordance with Section III(E)), such rent to be paid, commencing on the Rent Commencement Date, in equal installments in advance on the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, a portion of such fixed monthly rent, prorated on a per diem basis. All payments of Fixed Rent and additional rent shall be made in lawful money of the United States and shall be made to Hood Park LLC and sent to Landlord’s Managing Agent at Managing Agent’s Address set forth in Section (A) of Article I above, or to such other person and/or at such other address as Landlord may from time to time designate. Notwithstanding any provision of this Lease to the contrary, Tenant shall remit the first (1st) monthly installment of Fixed Rent contemporaneously with the execution and delivery of this Lease to Landlord.

If any payment of rent or any other payment payable hereunder by Tenant to Landlord shall not be paid when the same is due and payable, the same shall bear interest from the date when the same was payable until the date paid at the lesser of (a) twelve percent (12%) per annum, or (b) the highest lawful rate of interest which Landlord may charge to Tenant without violating any Applicable Law. Such interest shall constitute additional rent payable hereunder. Notwithstanding the foregoing, such late payment fee/penalty shall be waived the first time in any twelve (12) consecutive month period that such late payment may occur so long as Tenant has paid such amount due within seven (7) days of receipt of written notice from Landlord of Tenant’s failure to pay such amount when due.

(B)
ADDITIONAL RENT - TAXES

(1)
For the purposes of this Section, “Tax Year” shall mean the twelve-month period in use in the City of Boston for the purpose of imposing ad valorem taxes upon real property. In the event that said City changes the period of its tax year, “Tax Year” shall mean a twelve- month period commencing on the first day of such new tax year, and each twelve-month period commencing on an anniversary of such date during the Term of this Lease. For purposes of this Lease, the “Property” shall mean the Lot and all improvements thereon from time to time, including the Building; and the “Factor” shall mean a fraction the numerator of which is the Rentable Floor Area of the Demised Premises and the denominator of which is the Total Rentable Floor Area of the Building (for purposes of this Lease, Total Rentable Floor Area of the Building shall not include any portion of the parking garage located on the third (3rd) through seventh (7th) floors thereon (the “Parking Garage”)). For purposes of this Section the “Building’s Share of Real Estate Taxes” shall mean the sum of (i) the real estate taxes upon the Building (excluding any amounts attributable to the Parking Garage, as reasonably determined by Landlord) plus (ii) the product of the real estate taxes upon the Lot and a fraction the numerator of which is the Total Rentable Floor Area of the Building, and the denominator of which is the number of square feet of rentable floor area contained within all buildings located upon the Lot (the “Total Rentable Floor Area of the Lot”) provided, however, that for purposes of this subsection (ii), (x) if any portion of the Lot shall be separately assessed, the real estate taxes toward which Tenant shall be obligated to contribute shall include only those taxes on those portions of the Lot jointly assessed with the portion of the Lot on which the Building is located, in which event the denominator of said fraction shall be the rentable floor area (in square feet) of all buildings located upon those portions of the Lot which are jointly assessed with the portion of the Lot on which the Building is located; and (y) the denominator of said fraction shall not include any portion of the Parking Garage (or any other surface parking or garage facilities in other buildings on the Lot). For purposes of clarification, Landlord and Tenant hereby acknowledge and agree that the costs and expenses relating to the Parking Garage are intended to be a common area cost of the Lot (net of revenue generated by the Parking Garage) and not a cost specifically attributable to the Building. Landlord reserves the right to equitably adjust the calculation of the Factor and the Building’s Share of Real Estate Taxes with respect to Taxes as reasonably determined by Landlord, including without limitation, in connection with the Landlord’s Expansion Project.

(2)
Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, as additional rent, an amount equal to the Building’s Share of Real Estate Taxes imposed with respect to the Property for the Tax Year in question multiplied by the Factor, such amount to be apportioned on a per diem basis for any fraction of a Tax Year contained within the Term.

(3)
If Landlord shall receive any tax refund or rebate or sum in lieu thereof with respect to any Tax Year, then out of any balance remaining thereof, after deducting Landlord’s reasonable out-of-pocket expenses incurred in obtaining such refund, rebate or other sum, Landlord shall pay to Tenant, provided that Tenant is not then in default in the performance of any of its obligations hereunder beyond any applicable notice and cure periods, an amount equal to the Building’s Share of such balance multiplied by the Factor; but in no event shall Landlord pay to Tenant out of such refund, rebate or other sum for any Tax Year more than the amount paid by Tenant to Landlord pursuant to this Section (B) for such Tax Year.

(4)
Any betterment assessment, so-called “rent tax” or any other tax levied or imposed by any governmental authority in addition to, in lieu of or as a substitute for real estate taxes shall nevertheless be deemed to be real estate taxes for the purpose of this Section B. Furthermore, to the extent that any equipment installed as part of the Property (e.g. heating or air conditioning equipment) shall be classified as personal property for purposes of taxation, any personal property taxes thereon shall be deemed to be real estate taxes for purposes of this Section (B), to the extent the same serves the Demised Premises or other Common Areas to which Tenant has access.

(5)
In the event of any taking by eminent domain under circumstances whereby this Lease shall not terminate, each of the Building’s Share of Real Estate Taxes and the Factor shall be adjusted in order to reflect any change in rentable floor area.

(C)
ADDITIONAL RENT - OPERATING EXPENSES

(1)
For the purposes of this Section, the following terms shall have the following respective meanings:

Operating Year: Each successive fiscal year (as adopted by Landlord) in which any part of the Term of this lease shall fall.

“Operating Expenses” shall mean all costs or expenses incurred for the management, operation, cleaning, maintenance, repair and upkeep of the Property, including, without limitation, all costs of maintaining and repairing the Property (including snow removal, landscaping and grounds maintenance, parking lot operation and maintenance, garage operation and maintenance, Parking Garage operation and maintenance (but only to the extent the same exceed revenue and/or fees generated by the Parking Garage), security, operation and repair of ventilating and air-conditioning equipment, elevators, lighting and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received reimbursement from warranties, insurance proceeds, contractors, other tenants of the Building or from others) necessary to keep the Property in good working order, repair, appearance and condition; all costs, including material and equipment costs for cleaning and janitorial services to the Building (including window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property, consistent with insurance required by institutional lenders to be carried by owners of first-class office and laboratory buildings in Boston, Massachusetts; all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Common Areas; payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property not above the level of general manager (or functional equivalent thereof); all costs and expenses incurred for providing amenities and or services that are generally available to all tenants and occupants of the Property at no additional direct cost, including without limitation, shuttle services, but in all such instances, net of all revenue generated by such amenities and/or services; reasonable attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases, or relating to individual tenants) and auditing and other professional fees and expenses incurred in connection with the operation and maintenance of the Property (opposed to the ownership of the Property, which costs shall be excluded from Operating Expenses); and a reasonable management fee at market rates customarily paid with respect to buildings similar to the Property, not to exceed four percent (4%) of gross receipts of the Property.

There shall not be included in such Operating Expenses: brokerage fees (including rental fees or commissions) related to the operation of the Building; interest and depreciation charges incurred on the Property; rent or other charges under any ground lease or master lease; expenditures made by Tenant with respect to cleaning, maintenance and upkeep of the Demised Premises; the provision of electricity to the Demised Premises provided Landlord bills same separately to Tenant; any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Property; expenses that relate to preparation, improvement, or decorating of rental space for a tenant (including permit, license, and inspection fees); advertising costs, promotional costs, public relation fees, and all other costs and disbursements and other expenses incurred in connection with leasing, renovating or improving vacant space for tenants or prospective tenants; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); interest upon loans to Landlord or secured by a loan agreement, mortgage, deed of trust, security instrument or other loan document covering the Project or a portion thereof; fines, penalties, and interest incurred by reason of Landlord’s failure to timely pay any taxes or other impositions of any governmental authority, or failure to perform any of its other obligations on a timely basis; salaries and benefits of employees of Landlord or its affiliates above the level of general manager (or functional equivalent thereof); depreciation claimed by Landlord for tax purposes; license, permit, and inspection fees incurred as a result of a violation of Applicable Laws by Landlord or another tenant of the Property; the capital costs other than “capital expenditures” as defined in this Section 5(C)(1), below; the cost of maintenance, repair, or replacements necessitated by the negligence or willful misconduct of Landlord; costs resulting from Landlord’s breach of this Lease or violation of Applicable Laws or costs incurred by Landlord to correct any violations of Applicable Laws to the extent such violations exist on the Commencement Date; reserves with respect to any anticipated Operating Expenses; costs arising from construction defects (as opposed to costs arising as a result of wear and tear) in the base, shell, common area, or core of the Building or improvements; any costs incurred in connection with initial development and construction of the Property or Landlord’s Expansion Project; overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis buildings comparable to the Building; political contributions; artwork; and any item that, if included in Operating Expenses, would involve a double collection for such item by Landlord, or which is otherwise reimbursable.

Subject to the final sentence of this paragraph, if Landlord shall replace any capital items or make any capital expenditures, which, upon the recommendation of a qualified and independent third-party building or structural engineer engaged by Landlord, are reasonably necessary to maintain the structural integrity of the Premises or the Building, or to otherwise maintain the Building (including, without limitation, all systems serving the Building) in a manner consistent with prudent and sophisticated owners of comparable first-class office and laboratory buildings in the Boston/Cambridge market area (collectively called “capital expenditures”) the total amount of which is not properly included in Operating Expenses for the calendar year in which they were made, there shall nevertheless be included in Operating Expenses for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure. Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof (the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item); and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located.) Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Expenses and that such annual projected savings will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, the annual charge-off shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid. Notwithstanding the foregoing, Tenant shall not be responsible for the payment of any capital expenditures that Landlord may otherwise be permitted to include in Operating Expenses during the Initial Term (i.e., prior to any Option Term) of this Lease.

In the event the Building is not at least ninety-five percent (95%) occupied during any year of the Term, Operating Expenses may be "grossed up" by increasing the variable components of Operating Expenses to the amount which Landlord projects would have been incurred had the Building been ninety-five percent (95%) occupied during such year, such amount to be annualized for any partial year. Landlord agrees that property taxes shall be based on annual assessments and shall not be "grossed up."

The foregoing are intended to describe only the extent of potential cost and expenses and impose no obligation on Landlord to incur same.

The Factor: As defined in Section (B) above.

Building’s Share of Operating Expenses: The sum of (i) one hundred percent (100%) of the Operating Expenses with respect to the Building (less such Operating Expenses attributable to the Parking Garage), plus (ii) the product of the Operating Expenses with respect to the Lot and a fraction the numerator of which is the Total Rentable Floor Area of the Building and the denominator of which is the Total Rentable Floor Area of the Lot (which the denominator shall not include any portion of the Parking Garage, nor any other surface parking or garage facilities in other buildings on the Lot). Landlord and Tenant hereby acknowledge and agree that Operating Expenses attributable to the Parking Garage shall not be included in Operating Expenses for the Building, but instead, they shall be included as Operating Expenses of the Lot (net of revenue generated by the Parking Garage). Landlord reserves the right to equitably adjust the calculation of the Factor and the Building’s Share of Operating Expenses with respect to Operating Expenses as reasonably determined by Landlord, including without limitation, in connection with the Landlord’s Expansion Project.

(2)
Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, as additional rent, an amount equal to the Building’s Share of Operating Expenses for the Operating Year in question multiplied by the Factor, such amount to be apportioned on a per diem basis for any fraction of an Operating Year contained within the Term.

(3)
In the event of any taking by eminent domain under circumstances whereby this Lease shall not terminate, each of the Building’s Share of Operating Expenses and the Factor shall be appropriately adjusted to reflect any change in rentable floor area.

(D)
MONTHLY PAYMENTS

(1)
Payment on account of the additional rent described in Sections (B) and (C) above shall be paid, as part of Tenant’s total rent, monthly, and at the times and in the fashion herein provided for the payment of Fixed Rent. Promptly after the end of the first Tax Year and Operating Year, as the case may be, and promptly after the end of each Tax Year and Operating Year thereafter, Landlord shall make a determination of Tenant’s Share of Taxes or Tenant’s Share of Operating Expenses and shall provide Tenant with written notice of such determination in reasonable detail (the “Landlord’s Statement”) no later than one hundred twenty (120) days after the expiration of any Tax Year or Operating Year; and if the aforesaid payments theretofore made for such period by Tenant exceed the actual amount of Tenant’s Share of Taxes or Tenant’s Share of Operating Expenses attributable to such period, such overpayment shall be credited against the payments thereafter to be made by Tenant pursuant to this Section (D), or promptly reimbursed to Tenant in the event the Term has expired or been terminated as provided in this Lease; and if the actual amount of Tenant’s Share of Taxes or Tenant’s Share of Operating Expenses attributable to such period is greater than such payments theretofore made on account for such period, Tenant shall make a suitable payment to Landlord in the amount of such underpayment within thirty (30) days of receipt of Landlord’s Statement. The monthly payment on account of said additional rent shall be replaced after Landlord’s determination of Tenant’s Share of Taxes or Tenant’s Share of Operating Expenses for the preceding Tax Year and Operating Year, as the case may be, by a payment which is one-twelfth (1/12th) of the actual Tenant’s Share of Taxes or Tenant’s Share of Operating Expenses for the immediately preceding Tax Year or Operating Year, as the case may be, with adjustments as appropriate where such period is less than a full twelve-month period. Appropriate adjustments shall be made in said monthly payment if the real estate taxes upon the Property for the current Tax Year shall be known prior to the end of said Tax Year and/or if real estate taxes shall be payable to the taxing authority in installments, all to the end that as each payment of real estate taxes shall become payable Landlord shall have received from Tenant payments sufficient in amount to pay Tenant’s Share of Taxes then payable by Landlord.

(2)
During a period that is 270 days after receipt of any Landlord’s Statement (the “Review Period”), so long as an Event of Default is not then existing, Tenant may, at its sole cost and expense, inspect and audit Landlord’s records relevant to the cost and expense items reflected in such Landlord’s Statement at a reasonable time during Landlord’s usual business hours upon no less than fifteen (15) days prior written notice. Each Landlord’s Statement shall be conclusive and binding upon Landlord and Tenant unless within the Review Period Tenant shall notify Landlord in writing that it disputes the correctness of Landlord’s Statement, specifying how Landlord’s Statement is claimed to be incorrect. If Tenant’s inspection or audit reveals that an error was made in the calculation of Operating Expenses or Taxes previously charged to Tenant, then, provided there is no Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Expenses or Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If such inspection or audit reveals an underpayment by Tenant, then Tenant shall pay to Landlord, as additional rent hereunder, any underpayment of any such costs within thirty (30) days after receipt of an invoice therefor. Tenant may not use an auditor that is compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection. If Tenant’s audit reveals that Tenant has been overcharged for Operating Expenses or Taxes by more than five percent (5%) for the audited period, then Landlord shall reimburse Tenant for the cost of the audit. Notwithstanding the foregoing, so long as Landlord has provided Tenant with all information reasonably necessary to conduct such audit or inspection, any such audit or inspection must be completed no later than sixty (60) days following the expiration of the Review Period, such right to audit or inspect

Landlord’s records shall only apply to the year to which such Landlord Statement applies, and in no event shall Tenant have the right to audit or inspect Landlord’s records for any prior year.

(3)
The terms and provisions of this Section 5(D) shall survive the expiration or earlier termination of this Lease.

(E)
ADDITIONAL RENT - ELECTRICITY, GAS, WATER & SEWER

(1)
Tenant shall pay for all electricity consumed within the Demised Premises (including, without limitation, plugs and lights, VAV/reheat boxes, and any supplemental heating or cooling units). If the Demised Premises shall have utility meters measuring only the amount of the utilities consumed in the Demised Premises, commencing upon the delivery of the Demised Premises to Tenant, Tenant shall pay to the utility companies furnishing such utilities, promptly upon the receipt of bills therefor, the cost of such utilities consumed in the Demised Premises. If the Demised Premises shall not have a utility meter for a utility provided to the Demised Premises, then Tenant shall pay to Landlord upon demand from time to time, as additional rent, the cost of such utility consumed in the Demised Premises, as said cost shall be determined by check meter without any profit to Landlord. Tenant shall pay to Landlord, from time to time as and when bills are rendered, the cost of all water (including sewer charges) and gas consumed by Tenant within the Demised Premises, which consumption amounts shall be measured by a separate meter or, in the case of water, a checkmeter installed by Landlord, at Landlord’s expense. If Tenant uses gas within the Demised Premises and a meter is not provided by the utility, a checkmeter will be installed by Tenant, at Tenant’s expense.

(2)
Tenant’s use of electricity in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors or equipment in or otherwise serving the Demised Premises.

ARTICLE VI TENANT’S COVENANTS

(A)
TENANT’S COVENANTS DURING THE TERM

Tenant covenants during the Term and such other time as Tenant occupies any part of the Demised Premises:

(1)
To pay when due (a) all Fixed Rent and additional rent, (b) all taxes which may be imposed on Tenant’s personal property in the Demised Premises (including, without limitation, Tenant’s fixtures and equipment) regardless to whomever assessed, and (c) all charges by any public utility for telephone and other utility services rendered to the Demised Premises;

(2)
Except as otherwise provided in Article VIII and Section 4(A)(2), to keep the Demised Premises in good order, repair and condition, reasonable wear and casualty and condemnation only excepted; to replace all light bulbs as necessary; maintain and replace all interior glass; keep all utilities, pipes, conduits, drains and other installations used in connection with and exclusively serving the Demised Premises, including, without limitation, the heating, ventilating and air conditioning systems which serve only the Demised Premises, in good order, condition and repair (reasonable wear and tear and casualty and condemnation excepted); and at the expiration or termination of this Lease peaceably to yield up the Demised Premises and all changes and additions therein in such order, repair and condition, first removing all goods and effects of Tenant and those claiming under Tenant and any items the removal of which is required by any agreement between Landlord and Tenant (or specified therein to be removed at Tenant’s election and which Tenant elects to remove), and repairing all damage caused by such removal and restoring the Demised Premises and leaving them clean and neat. Notwithstanding anything to the contrary contained herein, Tenant shall forthwith remove from the Demised Premises (repairing any damage caused by such removal) any installations, alterations, additions or improvements made or installed by or for Tenant or as part of Tenant’s Work, so long as Landlord has indicated to Tenant in writing at the time of Landlord’s approval of such installations, alterations, additions or improvements, which indication Landlord may make in its sole discretion, that such installations, alterations, additions or improvements are may be required to be removed at the expiration or early termination of the Term, and which Landlord requests Tenant to remove within thirty (30) days after the expiration or termination of the term of this Lease, such removal to include returning the previously modified portions of the Demised Premises substantially to their condition prior to the making of such installations, alterations, additions or improvements, provided however, in all events all so-called “specialty improvements” (file room systems, large cold rooms and animal facilities, etc.), low-voltage cabling/wiring, and computer/telecommunications equipment shall be removed by Tenant and damage caused by such removal shall be repaired by Tenant; Landlord hereby acknowledges and agrees that installations, equipment, or improvements customarily installed or used in connection with BioSafety Level 2 laboratories shall not automatically qualify as “specialty improvements.” Tenant’s obligations hereunder shall survive the expiration or termination of the term of this Lease. For purposes of this Subsection (2) the word “repairs” includes the making of replacements when necessary. Tenant shall, at its sole costs and expense, keep the Demised Premises clean and free of refuse, and provide all janitorial and cleaning services to the Demised Premises on a nightly basis (except weekends and holidays) of a quality consistent with other tenants in the business park in which the Demised Premises is located and shall be solely responsible for removing from the Property (and until such removal from the Property Tenant shall store within the Demised Premises) any trash, refuse or debris generated by Tenant’s use of the Demised Premises, other than typical office trash or cardboard which shall be deposited in appropriate receptacles maintained by Landlord on the Property;

(3)
Continuously from the Commencement Date, to use and occupy the Demised Premises only for the Permitted Use; and not to injure or deface the Demised Premises, Building, or Lot; and not to permit in the Demised Premises any auction sale, nuisance, or the emission from the Demised Premises of any objectionable noise or odor, as reasonably determined by Landlord; nor any use thereof which is contrary to Applicable Laws, or liable to invalidate or increase the premiums for any insurance on the Building (or any portion thereof) or its contents, or liable to render necessary any alteration or addition to the Building; provided, however, that Landlord hereby represents that Tenant’s use of the Demised Premises for the Permitted Use, as such use is anticipated to be conducted on the Commencement Date, shall not result in the invalidation or increase of such insurance premiums;

(4)
To comply with the rules and regulations set forth in Exhibit D and all other reasonable and nondiscriminatory rules and regulations hereafter made by Landlord that are consistent with the terms and provisions of this Lease and do not unreasonably interfere with Tenant’s use of the Demised Premises for the Permitted Use (but only after copies thereof have been delivered to Tenant) for the care and use of the Building and Lot and their facilities and approaches, it being expressly understood, however, that Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such rules and regulations;

(5)
To keep the Demised Premises equipped with all safety appliances required by Applicable Laws, and to procure all licenses and permits required by Applicable Laws because of any use made by Tenant and, if requested by Landlord, to do any work required by Applicable Laws because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Permitted Use;

(6)
Not without the prior written consent of Landlord, to assign, hypothecate, pledge or otherwise encumber this Lease, to make any sublease or to permit occupancy of the Demised Premises or any part thereof by anyone other than Tenant, voluntarily or by operation of law, and as additional rent, such consent of Landlord not to be unreasonably withheld, conditioned, or delayed, and to reimburse Landlord promptly upon demand for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting, provided however, if any cost and expenses in connection with such consent is estimated by Landlord to exceed $2,500 in any instance, Landlord shall notify Tenant of such estimated cost and provide Tenant with the opportunity to rescind its request for consent prior to Landlord incurring such cost. Without intending to limit Landlord’s discretion in granting or withholding such consent, it is agreed that if Tenant requests Landlord’s consent to (i) assign this Lease, (ii) sublet any portion of the Demised Premises for the remainder of the Term, or (iii) sublet more than thirty percent (30%) of the Demised Premises, in aggregate (in one or more separate subleases, taking into account all then-active subleases), for a term (or terms) of more than four
(3)
years (taking into account any extensions of such sublease term(s) or new subleases to the same subtenant or an entity related to such subtenant), Landlord shall have the option, exercisable by written notice to Tenant given within thirty (30) days after receipt of such request, to terminate this Lease (or if a sublease applies to a portion of the Demised Premises, partially terminate with respect to such portion of the Demised Premises subleased, as the case may be) as of a date specified in such notice, which shall be not less than thirty (30) days after the date of such notice; provided, however, that Tenant shall have the right to withdraw its request for such consent by written notice to Landlord within ten (10) days of receipt of Landlord’s notice of termination, whereupon such termination shall be deemed to have no force or effect. If Landlord shall so terminate or partially-terminate this Lease, rent shall be apportioned as of the date of termination, and Landlord may lease the Demised Premises or such portion thereof to any person or entity (including without limitation, Tenant’s proposed assignee or subtenant, as the case may be) without any liability whatsoever to Tenant by reason thereof. If Landlord shall consent to any assignment of this Lease by Tenant or a subletting of the whole of the Demised Premises by Tenant at a rent which exceeds the rent payable hereunder by Tenant, or if Landlord shall consent to a subletting of a portion of the Demised Premises by Tenant at a rent in excess of the subleased portion’s prorata share of the rent payable hereunder by Tenant, then Tenant shall pay to Landlord, as additional rent forthwith upon Tenant’s receipt of each installment of any such excess rent, fifty percent (50%) of any such excess rent (“Sublease Profits”), after first deducting tenant improvement allowances, third-party brokerage fees, legal fees, architectural fees, or other fees to consultants or engineers, paid or to be paid by Tenant in connection with such transaction and, in the case of any sublease, any actual costs incurred by Tenant in separately demising and improving the sublet space. Additionally, with respect to a sublease of all or substantially of the Demised Premises for the then-remaining balance of the Initial Term, Tenant may deduct from Sublease Profits the unamortized amount (amortized on a straight line basis over the Initial Term), of any Excess TI Costs. Each request by Tenant for permission to assign this Lease or to sublet the whole or any part of the Demised Premises shall be accompanied by a warranty by Tenant as to the amount of rent to be paid to Tenant by the proposed assignee or sublessee. For purposes of this Section (6), the term “rent” shall mean all fixed rent, additional rent or other payments and/or consideration payable by one party to another for the use and occupancy of the Demised Premises. Tenant agrees, however, that neither it nor anyone claiming under it shall enter into any sublease, license, concession or other agreement for use, occupancy or utilization of space in the Demised Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and Tenant agrees that any such purported sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Demised Premises. Tenant further agrees that any sublease, license, concession or agreement for use, occupancy or utilization of space in the Demised Premises entered into by it or by anyone claiming under it shall contain the provisions set forth in the immediately preceding sentence. Tenant further agrees that if a sublease is entered into, neither the rent payable thereunder nor the amount thereof passed on to any person or entity shall have deducted therefrom any expenses or costs related in any way to the subleasing of such space. If and whenever Tenant shall not be a so-called “publicly held” company, it is understood and agreed that the transfer of fifty percent (50%) or more of the stock in Tenant of any class (whether at one time or at intervals), shall constitute an “assignment” of Tenant’s interest in this Lease. If there shall be any assignment or subletting by Tenant pursuant to the provisions of this paragraph, Tenant shall remain primarily liable for the performance and observance of the covenants and agreements herein contained on the part of Tenant to be performed and observed, such liability to be (in the case of any assignment) joint and several with that of such assignee. It is expressly understood and agreed that no assignment of Tenant’s interest in this Lease shall be effective until such time as Tenant shall deliver to Landlord an agreement from the assignee, which agreement shall be reasonably satisfactory to Landlord in form and substance and shall provide that the assignee agrees with Landlord to be primarily liable for the performance and observance of the covenants and agreements herein contained on the part of Tenant to be performed and observed, such liability to be joint and several with that of Tenant. Notwithstanding anything in this Lease to the contrary, Landlord’s consent shall not be required for any assignment of this Lease or a sublease of all or any portion of the Demised Premises (a) in connection with the sale of all or substantially all of the assets or equity (whether stock, membership interests, partnership interests, or otherwise) of Tenant, or (b) to a successor entity resulting from a merger, consolidation, spinoff or non-bankruptcy reorganization by Tenant, or (c) in connection with any initial public offering of Tenant, or (d) to any corporation, partnership or other legal entity that controls, is controlled by, or is under common control with Tenant (collectively, an “Affiliate”), so long as such transferee (in the case of clauses (a) and (b) or any assignment of this Lease to an Affiliate) has a tangible net worth equal to or greater than the greater of (i) the tangible net worth of Tenant as of the date of this Lease, or (ii) the tangible net worth of Tenant as of the date immediately prior to such assignment.

(1)
To defend Landlord, with counsel acceptable to Landlord, save Landlord harmless from, and indemnify Landlord against any liability for injury, loss, accident or damage to any person or property and from any claims, actions, proceedings and expenses and costs in connection therewith (including, without implied limitation, reasonable counsel’s fees): (i) arising from the omission, fault, willful act, negligence or other misconduct of Tenant or anyone claiming under Tenant, or from any use made or thing done or occurring on or about the Demised Premises, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease after the expiration of any applicable notice and cure period, in all cases except and to the extent caused by any omission, fault, willful act, negligence or other misconduct of Landlord or its partners, members, employees, agents, representatives, and contractors;

(2)
To maintain Commercial General Liability insurance covering all operations by or on behalf of Tenant for bodily injury or death and property damage, using an ISO CG 00 01 form or its equivalent including but not limited to Broad Form Property Damage, Bodily Injury, Premises and Operations, Personal and Advertising Injury, Independent Contractor Liability (to the extent any independent contractor of Tenant enters any portion of the Property) and Contractual coverage for this Lease. This coverage shall provide a minimum $1,000,000 combined single limit for bodily injury and property damage per occurrence; $1,000,000 personal and advertising injury;

$300,000 damages to Premises rented to or temporarily occupied by you; $1,000,000 products/completed operations aggregate; with a general aggregate limit of $2,000,000 applying on a per location basis and a deductible of not more than $50,000 unless approved by Landlord; Workers’ Compensation as required under applicable law and Employers’ Liability Insurance with a minimum limit of $1,000,000 each accident, bodily injury by accident, $1,000,000 each employee, bodily injury by disease, $1,000,000 policy limit, bodily injury by disease, or lower limits if such lower limits satisfy the Umbrella/Excess Liability underlying limit requirements covering all employees of Tenant; Automobile Liability Insurance with a minimum limit of

$1,000,000 combined bodily injury and property damage per accident, to include coverage for all owned (if any), non-owned, and hired vehicles; Umbrella/Excess Liability coverage in an amount of not less than $5,000,000 per occurrence and $5,000,000 annual aggregate, that applies on a follow form basis in excess of the Commercial General Liability, Employers’ Liability, and Automobile Liability coverages required by this Lease; Pollution Liability Insurance with limits not less than $3,000,000 per occurrence and $3,000,000 in the aggregate covering loss arising out of third party bodily injury and property damage claims, cleanup costs, and coverage appropriate to the types of substances and materials used by Tenant in the Demised Premises. All such amounts, from time to time during the Term, may increase to amounts as are customarily carried in the area in which the Demised Premises are located upon property similar in type and use to the Demised Premises. Such automobile liability, commercial general liability, umbrella/excess liability and pollution liability insurance shall name Landlord, Landlord’s Managing Agent, and Landlord’s Mortgagee as additional insureds. Such insurance shall be primary and noncontributory as to any other insurance available to the additional insureds. Tenant shall deliver to Landlord certificates of such insurance prior to the Commencement Date, and each renewal certificate thereof within five (5) business days of such renewal and, within fifteen (15) days of receipt of written request from Landlord, Tenant shall provide Landlord with copies of such underlying policies of insurance, however, such copies may be redacted to remove confidential or sensitive information. Each such policy shall be written by an insurer authorized to do business in the Commonwealth of Massachusetts having a minimum A.M. Best rating of A-, VII or better and Tenant shall provide Landlord and each named insured with no less than thirty (30) days’ prior written notice before any such policy is materially modified or terminated. Notwithstanding the foregoing, with respect to the Pollution Liability Insurance set forth above, Tenant shall have thirty

(29)
days following the date of this Lease to obtain such insurance, however, Tenant may not commence construction of any improvements or alterations within the Demised Premises until such Pollution Liability Insurance is obtained;

(1)
To keep all employees working in the Demised Premises covered by workmen’s compensation insurance in amounts required by Applicable Laws, and to furnish Landlord with certificates thereof upon written request;

(2)
To permit Landlord and its agents entry: to examine the Demised Premises at reasonable times upon prior notice of at least one (1) business day (except in the case of emergency), and, if Landlord shall so elect, to make repairs, alterations and replacements in the manner provided under this Lease; to remove, at Tenant’s reasonable expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like that violate the terms and provisions of this Lease; and to show the Demised Premises to prospective tenants during the twelve months preceding the expiration of the Term and to prospective purchasers and mortgagees at all reasonable times; provided, however, that Landlord shall use commercially reasonable efforts to not unreasonably interfere with Tenant’s business operations in the Demised Premises;

(3)
Not to place a load upon any part of the floor of the Demised Premises exceeding one hundred twenty-five (125) pounds per square foot or in violation of what is allowed by Applicable Laws; and not to move any safe, vault or other heavy equipment in, about or out of the Demised Premises except in such manner and at such times as Landlord shall reasonably approve in writing in each instance. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be placed and maintained by Tenant in settings of cork, rubber, spring, or other types of vibration eliminators sufficient to confine such vibration or noise to the Demised Premises;

(4)
All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Demised Premises by Tenant or anyone claiming under Tenant, may be on the Demised Premises or elsewhere in the Building or on the Lot shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord;

(5)
To pay promptly when due the entire cost of any work done on the Demised Premises by Tenant and those claiming under Tenant; not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Demised Premises; and immediately to discharge any such liens which may so attach;

(6)
Except as otherwise permitted by this Lease, not to make any alterations, improvements, changes or additions to the Demised Premises without Landlord’s prior written consent, which such consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Lease to the contrary, alterations which (i) consist solely of decorative or cosmetic work that does not adversely affect or involve the structural elements or Building systems, (ii) do not cost in excess of Two Hundred Thousand Dollars ($200,000.00) in the aggregate, (iii) do not require a building permit to complete, and (iv) are not visible from the exterior of the Demised Premises, shall not require Landlord’s prior approval, however, prior to performing such alterations, improvements, changes or additions, Tenant shall provide no less than ten (10) days prior notice. At the time Landlord consents to any alterations made by Tenant under this paragraph, it shall notify Tenant whether Tenant is required to remove those alterations at the expiration or earlier termination of this Lease, and to the extent Tenant performs any alteration which does not required Landlord’s consent, Landlord shall retain the right to require Tenant to remove such alterations at the end of the Term, notice of which Landlord shall provide to Tenant not later than ninety (90) days prior to the expiration of the Term;

(7)
To pay to Landlord (i) for the first ninety (90) days of such holdover, one hundred fifty percent (150%) of the total of the Fixed Rent and additional rent then applicable for each month or portion thereof that Tenant shall retain possession of the Demised Premises or any part thereof after the termination of this Lease, and (ii) after such first ninety (90) days of such holdover, two hundred percent (200%) of the total of the Fixed Rent and additional rent then applicable for each month or portion thereof that Tenant shall retain possession of the demised premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise, and also to pay all damages sustained by Landlord on account thereof; however, the provisions of this subsection shall not operate as a waiver by Landlord of any right of re-entry provided in this Lease or as a matter of law;

(8)
To insure the contents, equipment, and improvements of Tenant and those claiming under Tenant, under policies covering at least fire and the standard extended coverage risks, in amounts equal to the replacement cost thereof, the terms of which policies shall provide that such insurance shall not be canceled without at least thirty (30) days’ prior written notice to Landlord. Certificates of such insurance policy or policies shall be delivered to Landlord prior to Tenant’s entry upon the Demised Premises for the performance of the Tenant’s Work and each renewal policy or certificate thereof, within five (5) business days prior to expiration of such policy; and

(9)
To pay Landlord’s reasonable, out-of-pocket expenses, including reasonable attorney’s fees, incurred in enforcing any obligation of Tenant in this Lease.

ARTICLE VII DEFAULT

(A)
EVENTS OF DEFAULT

(1)
If: (1) Tenant shall default in the payment of Fixed Rent, additional rent or other payments required of Tenant, and if Tenant shall fail to cure said default within seven (7) days after receipt of written notice of said default from Landlord, or (2) if Tenant shall default in the performance or observance of any other agreement or condition on its part to be performed or observed and if Tenant shall fail to cure said default within thirty (30) days after receipt of written notice of said default from Landlord (but if longer than thirty (30) days shall be reasonably required to cure said default, then if Tenant shall fail to commence the curing of such default within thirty

(30) days after receipt of said notice and diligently prosecute the curing thereof to completion), or

(3) if any person shall levy upon, or take this leasehold interest or any part thereof upon execution, attachment or other process of law, or (4) if Tenant shall make an assignment of its property for the benefit of creditors, or (5) if Tenant shall be declared bankrupt or insolvent according to law, or (6) if any bankruptcy or insolvency proceedings shall be commenced by or against Tenant and which, in the case of an involuntary bankruptcy or insolvency proceeding, is not dismissed within 180 days after the filing thereof, or (7) if a receiver, trustee or assignee shall be appointed for the whole or any part of Tenant’s property located at the Demised Premises, then in any of said cases, Landlord lawfully may immediately, or at any time thereafter, and without any further notice or demand, enter into and upon the Demised Premises or any part thereof in the name of the whole, and hold the Demised Premises as if this Lease had not been made, and expel Tenant and those claiming under it and remove its or their property without being taken or deemed to be guilty of any manner of trespass (or Landlord may send written notice to Tenant of the termination of this Lease), and upon entry as aforesaid (or in the event that Landlord shall send Tenant notice of termination as above provided, on the fifth (5th) business day next following the date of the sending of the notice), the Term of this Lease shall terminate. Notwithstanding the provisions of clause

(1) of the immediately preceding sentence, if Landlord shall have rightfully given Tenant notice of default pursuant to said clause twice during any twelve (12)-month period, and if Tenant shall thereafter default in the payment of Fixed Rent or Tenant’s Share of Operating Expenses or Tenant’s Share of Taxes for a third time during such twelve (12)-month period, then Landlord may exercise the right of termination provided for it in said immediately preceding sentence without first giving Tenant notice of such default and the opportunity to cure the same within the time provided in said clause (1). Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event Landlord terminates this Lease as provided in this Article.

(B)
OBLIGATIONS THEREAFTER

In case of any such termination pursuant to this Article VII, and subject to Landlord’s obligation to use reasonable efforts to mitigate its damages in any such event, Tenant will indemnify Landlord each month against all loss of Fixed Rent, additional rent and any other damages or costs which Landlord may reasonably incur or suffer by reason of any such termination between the time of termination and the expiration of the Term; or at the election of Landlord, exercised at the time of termination or at any time thereafter, Tenant will pay to Landlord the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of such election, (x) the aggregate of Fixed Rent projected over the period commencing with such election and ending on the expiration of the Term, exceeds (y) the aggregate projected rental value of the Demised Premises for such period. It is understood and agreed that at the time of the termination or at any time thereafter Landlord may rent the Demised Premises, and for a term which may expire before or after the expiration of the Term, without releasing Tenant from any liability whatsoever, that Tenant shall be liable for any reasonable out-of-pocket expenses incurred by Landlord in connection with obtaining possession of the Demised Premises, with removing from the Demised Premises property of Tenant and persons claiming under it (including warehouse charges), with putting the Demised Premises into good condition for reletting, and with any reletting, including, but without limitation, reasonable attorneys’ fees and brokers fees, and that any monies collected from any reletting shall be applied first to the foregoing expenses and then to the payment of Fixed Rent, additional rent and all other payments due from Tenant to Landlord.

ARTICLE VIII CASUALTY AND TAKING

(A)
CASUALTY AND TAKING

In case during the Term more than fifty percent (50%) of the rentable area of the Demised Premises or the Building are damaged by fire or any other casualty or by action of public or other authority or are taken by eminent domain, this Lease shall terminate at Landlord’s election, which may be made notwithstanding Landlord’s entire interest may have been divested, by notice given to Tenant within thirty (30) days after the occurrence of the event giving rise to the election to terminate. Said notice shall, in the case of damage as aforesaid, be effective as of the date of such casualty event. In the case of any such taking by eminent domain, the effective date of the termination shall be the day on which the taking authority shall take title to or possession of the taken property. Fixed Rent and additional rent shall be apportioned and adjusted as of the effective date of any such termination. If in any such case the Demised Premises or the Building are damaged by a casualty or eminent domain taking and this Lease is not so terminated as aforesaid, Landlord shall restore the Demised Premises and the Building to the condition they were in prior to such casualty or taking (excluding any items which Tenant may be required or permitted to remove from the Demised Premises at the expiration of the Term), but Landlord shall not be required to spend more than the net proceeds of insurance or award of damages recoverable therefor, and a just proportion of the Fixed Rent and additional rent according to the nature and extent of the injury to the Demised Premises shall be abated until the Demised Premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Demised Premises, a just proportion of the Fixed Rent shall be abated for the remainder of the Term and Tenant’s Share of Operating Expenses and Tenant’s Share of Taxes shall be proportionately adjusted. Landlord shall notify Tenant within thirty (30) days following the occurrence of any casualty or taking of the estimated time to restore the Demised Premises, the Building or the Lot. If such estimated time is more than one (1) year from the occurrence of such casualty or taking, or if Landlord commences its repair of the Demised Premises, the Building or the Lot and has not substantially completed the same within one (1) year after the occurrence of such casualty or taking, then Tenant shall have the right, upon thirty (30) days prior written notice to Landlord given at any time after such one (1) year period but prior to the date Landlord has completed such restoration, to terminate this Lease. Additionally, and notwithstanding anything in this Subsection (A) to the contrary, if any casualty to or taking of the Demised Premises, the Building or the Lot occurs during the last twelve (12) months of the Term and causes the Demised Premises (or material portion thereof) to be untenable or materially impairs Tenant’s use of the Demise Premises for the Permitted Use for a period of more than ninety

(90) days, then Tenant may terminate this Lease upon not less than thirty (30) days prior written notice to Landlord. Notwithstanding the foregoing, in the event Landlord receives a notice of termination from Tenant as a result of a casualty or taking pursuant to this Section (A), in the event Landlord substantially completes any applicable restoration within such thirty (30) day notice period described above, Tenant’s exercise of its right to terminate this Lease shall be deemed to be rescinded and the Lease shall remain in full force and effect.

(B)
RESERVATION OF AWARD

Landlord reserves to itself any and all rights to receive awards made for damage to the Demised Premises, Building or Lot and the leasehold hereby created, or any one or more of them, accruing by reason of any exercise of the right of eminent domain or by reason of anything done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all of Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) movable equipment installed by Tenant or anybody claiming under Tenant at its own expense or (ii) relocation expenses, but in each case only if and to the extent that such damages are recoverable by Tenant from such authority in a separate action and without reducing Landlord’s award of damages.

ARTICLE IX MORTGAGEE

(A)
SUBORDINATION TO MORTGAGES

It is agreed that the rights and interest of Tenant under this Lease shall be: (i) subject and subordinate to the lien of any present or future first mortgage and to any and all advances to be made thereunder, and to the interest thereon, upon the Demised Premises or any property of which the Demised Premises are a part, if the holder of such mortgage shall elect, by notice to Tenant, to subject and subordinate the rights and interest of Tenant under this Lease to the lien of its mortgage, provided that Tenant receives a commercially reasonable subordination, non- disturbance, and attornment agreement (“SNDA”) executed by such holder; or (ii) prior to the lien of any present or future first mortgage, if the holder of such mortgage shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to the lien of its mortgage. In the event of any of such elections, and upon notification by the holder of such mortgage to that effect, the rights and interest of Tenant under this Lease shall be deemed to be subordinate to, or to have priority over, as the case may be, the lien of said mortgage, irrespective of the time of execution or time of recording of any such mortgage. Tenant agrees that it will, upon request of Landlord, execute, acknowledge and deliver any and all commercially reasonably instruments deemed by Landlord necessary or desirable to evidence or to give notice of such subordination or priority. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. Whether the lien of any mortgage upon the Demised Premises or any property of which the Demised Premises are a part shall be superior or subordinate to this Lease and the lien hereof, and provided Tenant and such holder have entered into an SNDA, Tenant agrees that it will, upon request, attorn to the holder of such mortgage or anyone claiming under such holder and their respective successors and assigns in the event of foreclosure of or similar action taken under such mortgage. Tenant further agrees that it shall not subordinate its interest in this Lease to the lien of any junior mortgage, security agreement or lease affecting the Demised Premises, unless the holder of the first mortgage upon the Demised Premises or property which includes the Demised Premises shall consent thereto. Landlord warrants and represents that as of the Effective Date, there is no mortgage encumbering the Building or Property.

(B)
LIMITATION ON MORTGAGEE’S LIABILITY

Upon entry and taking possession of the mortgaged premises for any purpose, the holder of a mortgage shall have all rights of Landlord, subject to the terms and provisions of the SNDA, if applicable. No such holder shall be liable, either as a mortgagee or as holder of a collateral assignment of this Lease, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall succeed to Landlord’s interest herein through foreclosure of its mortgage or the taking of a deed in lieu of foreclosure, and thereafter such mortgage holder shall not be liable for the performance of any of Landlord’s obligations hereunder, except for the performance of those obligations which arise during the period of time that such mortgage holder holds Landlord’s right, title and interest in this Lease (which shall be deemed to include any maintenance and repair obligations of Landlord as to which there is an ongoing default by Landlord, provided that notice of such default has been given to such mortgage holder), such liability to be limited to the same extent as Landlord’s liability is limited pursuant to Section 10(E) hereof.

(C)
NO RELEASE OR TERMINATION

No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of any of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of which Tenant has received prior written notice from Landlord, if any, specifying the act or failure to act on the part of Landlord which could or would be the basis of Tenant’s rights, provided, however, that Tenant’s failure to so notify any such mortgagee shall not render Tenant’s notice to Landlord ineffective or void, and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this Section (C) shall be deemed to impose any obligation on any such mortgagee to correct or cure any such condition. “Reasonable time” as used above means and includes a reasonable time to obtain possession of the mortgaged premises, if the mortgagee elects to do so, and a reasonable time to correct or cure the condition, not to exceed the time provided for Landlord to perform such obligation pursuant to the terms and provisions of this Lease. Finally, Tenant agrees that so long as any present or future mortgage shall remain in effect Tenant shall not alter, modify, amend, change, surrender or cancel this Lease nor pay the rent due hereunder in advance for more than thirty (30) days, except as may be required herein, without the prior written consent of the holder thereof, except for those rights Tenant may unilaterally invoke pursuant to the terms and provisions of this Lease, and Tenant will not seek to be made an adverse or defendant party in any action or proceeding brought to enforce or foreclose such mortgage.

ARTICLE X GENERAL PROVISIONS

(A)
CAPTIONS

The captions of the Articles are for convenience and are not to be considered in construing this Lease.

(B)
SHORT FORM LEASE

Upon request of either party, both parties shall execute and deliver a short form of this Lease in form appropriate for recording, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination. No such short form lease shall contain any indication of the amount of the rentals payable hereunder by Tenant.

(C)
RELOCATION [Intentionally omitted]
(D)
NOTICES

All notices and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid, by mailing the same by Express Mail or by having the same delivered by a commercial delivery service such as Federal Express, UPS, and the like. If given to Tenant the same shall be directed to Tenant at Tenant’s Address or to such other person or at such other address as Tenant may hereafter designate by notice to Landlord, with a copy to Anderson & Kreiger LLP, 50 Milk Street, 21st Floor, Boston, Massachusetts 02109, Attn: David L. Wiener; and if given to Landlord the same shall be directed to Landlord at Landlord’s Address, or to such other person or at such other address as Landlord may hereafter designate by notice to Tenant. In the event the notice directed as above provided shall not be received upon attempted delivery thereof to the proper address and shall be returned by the Postal Service or delivery service to the sender because of a refusal of receipt, the absence of a person to receive, or otherwise, the time of the giving of such notice shall be the first business day on which delivery was so attempted.

After receiving notice from Landlord or from any person, firm or other entity that such person, firm or other entity holds a mortgage which includes the Demised Premises as part of the mortgaged premises, a copy of all such notices sent by or on behalf of Tenant shall be given by one of the methods of delivery set forth in the immediately preceding paragraph to such holder, and the curing of any of Landlord’s defaults by such holder shall be treated as performance by Landlord, it being understood and agreed that such holder shall be afforded a reasonable period of time after the receipt of such notice in which to effect such cure; provided, however, as between Landlord and Tenant, Tenant’s failure to so notify any such mortgagee shall not render Tenant’s notice to Landlord ineffective or void.

(E)
SUCCESSORS AND ASSIGNS

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, except that the Landlord named herein and each successive owner of Landlord’s interest in this Lease shall be liable only for the obligations of Landlord accruing during the period of its ownership provided that any successor owner has agreed to assume in writing the obligations of Landlord. Whenever Landlord’s interest in this Lease is owned by a trustee or trustees, the obligations of Landlord shall be binding upon Landlord’s trust estate, but not upon any trustee, beneficiary or shareholder of the trust individually. Without limiting the generality of the foregoing, and whether or not Landlord’s interest in this Lease is owned by a trustee or trustees, Tenant specifically agrees to look solely to Landlord’s interest in the Property for recovery of any judgment from Landlord, it being specifically agreed that neither Landlord, any trustee, beneficiary or shareholder of any trust estate for which Landlord acts nor any person or entity claiming by, through or under Landlord shall ever otherwise be personally liable for any such judgment. Landlord expressly agrees that in no event shall any officer, director, trustee, employee, shareholder, agent, or representative of Tenant ever be personally liable for any obligation of Tenant under this Lease. Notwithstanding anything in this Lease to the contrary in no event shall Tenant ever be liable for consequential, special, punitive, or incidental damage or for lost profits arising from, related to, or in connection with this Lease, except in connection with a holdover in the Demised Premises, as set forth in Section (15) of Article VI of this Lease for more than thirty

(30) days, or as otherwise expressly provided herein.

(F)
NO SURRENDER

The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Demised Premises.

(G)
WAIVERS AND REMEDIES

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease, or, with respect to such failure of Landlord, any of the rules and regulations referred to in Section 6(4), whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said rules and regulations against any other tenant in the Building be deemed a waiver of any such rules or regulations as far as Tenant is concerned. The receipt by Landlord of Fixed Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach by Landlord unless such waiver be in writing signed by Landlord. No consent or waiver express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty. No acceptance by Landlord of a lesser sum than the Fixed Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy available to it. The specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by the other party of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord and Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions. If any term of this Lease, or the application thereof to any person or circumstances shall be held, to any extent, to be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any interest to be paid by Tenant hereunder shall exceed the highest lawful rate which Landlord may recover from Tenant, such interest shall be reduced to such highest lawful rate of interest.

(H)
SELF-HELP

If Tenant shall at any time default in the performance of any obligation under this Lease beyond all applicable notice and cure periods or, in the event such default is of a nature which presents an immediate threat to the health and safety of occupants of the Building or the integrity of any structural or mechanical components of the Building after Landlord has made commercially reasonable attempts to notify Tenant verbally and via email, Landlord shall have the right, but shall not be obligated, to enter upon the Demised Premises and to perform such obligation, notwithstanding the fact that no specific provision for such performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act reasonably necessary to cure such default. All reasonable, out-of-pocket sums so paid by Landlord (together with interest, from the time paid by Landlord until the time Tenant repays the same to Landlord, at the rate of interest per annum as set forth in Section (A) of Article V above), shall be deemed to be additional rent and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing right without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

(I)
ESTOPPEL CERTIFICATE

Tenant agrees from time to time after the Commencement Date, upon not less than ten (10) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect; that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and additional rent and to perform its other covenants under this Lease, except as expressly set forth in this Lease; that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications, and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); and the dates to which the Fixed Rent, additional rent and other charges have been paid. Any such statement delivered pursuant to this Section (I) may be relied upon by any prospective purchaser or mortgagee of premises which include the Demised Premises or any prospective assignee of any such mortgagee.

Landlord agrees from time to time after the Commencement Date, upon not less than ten

(10) days’ prior written request by Tenant, to execute, acknowledge and deliver to Tenant a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications); that there are no uncured defaults of Landlord or Tenant under this Lease; and the dates to which the Fixed Rent, additional rent and other charges have been paid. Any such statement delivered pursuant to this Section (I) may be relied upon by any prospective purchaser, lender, assignee or subtenant of Tenant.

(J)
WAIVER OF SUBROGATION

(1)
Tenant hereby releases Landlord to the extent of Tenant’s insurance coverage, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty insured against, even if such fire or other casualty shall be brought about by the fault or negligence of Landlord or its agents. Tenant agrees that such insurance coverage maintained by Tenant under this Lease shall be endorsed to show that the insurer waives all rights of subrogation against the Landlord and their respective officers and employees for injuries arising from the Demised Premises or operations of Tenant.

(2)
Landlord hereby releases Tenant, to the extent of the Landlord’s insurance coverage, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty insured against, even if such fire or other casualty shall be brought about by the fault or negligence of Tenant or its agents. Landlord agrees that such insurance coverage maintained by Landlord under this Lease shall be endorsed to show that the insurer waives all rights of subrogation against the Tenant and their respective officers and employees for injuries arising from the Building or the Lot, or operations of Landlord.

(K)
BROKERS

Landlord and Tenant hereby represents and warrants to the other that it has dealt with no broker in connection with this Lease other than Newmark Knight Frank, as broker for Landlord, and LPC Commercial Services, Inc., as broker for Tenant (the “Listed Broker/s”), and there are no other brokerage commissions or other finders’ fees payable in connection herewith. Landlord and Tenant each hereby agrees to hold the other harmless from, and indemnified against, all loss or damage (including without limitation, the cost of defending the same) arising from any claim by any broker other than the Listed Broker/s, claiming to have dealt with such party.

(L)
LANDLORD’S DEFAULTS

Landlord shall not be deemed to have committed a breach of any obligation under this Lease unless: it shall have received notice from Tenant designating the particular default of which there has been failure of performance and shall have failed to cure said default within a reasonable time after the receipt of such notice, taking into consideration the nature of such failure. In no event shall Landlord be liable to Tenant for consequential, special or punitive damages by reason of a failure to perform (or a default) by Landlord under this Lease.

(M)
EFFECTIVENESS OF LEASE

The submission of this Lease for examination does not constitute a reservation of, or option for, the Demised Premises, and this Lease becomes effective as a lease only upon execution and unconditional delivery thereof by both Landlord and Tenant.

(N)
HAZARDOUS MATERIALS

Tenant shall not (either with or without negligence) cause or permit the escape, the disposal or release of any Hazardous Materials on or under the Building, the Lot or the Demised Premises in violation of Applicable Laws. Tenant shall not allow the storage or use of Hazardous Materials in any manner not sanctioned by the applicable permits, or by Applicable Laws, or by the standards for the storage and use of such Hazardous Materials consistent with customary practice of first- class laboratory buildings in Boston and Cambridge, Massachusetts. Tenant shall not cause any Hazardous Materials to be brought into the Building, Lot or Demised Premises except such substances or materials used in the ordinary course of Tenant’s business and listed on Exhibit F attached hereto (which Hazardous Materials shall be used, stored and disposed of in accordance with a program to be mutually agreed upon by Landlord and Tenant) or as otherwise approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed, provided such use, storage or disposal, as the case may be, complies with the permitted allocated quantities of specified classes of chemicals permitted in the Building. From time to time, Tenant shall provide an updated list of Hazardous Materials used or stored by Tenant in the Building no less than twice per year (on or prior to January 1 and July 1 of each year) or at any time (i) Tenant wishes to use or store a Hazardous Material not listed on the most recent list of Hazardous Materials provided to Landlord, or (ii) Tenant wishes to materially increase the volume of any Hazardous Material used or stored by Tenant, as reflected on the most recent list of Hazardous Materials provided to Landlord. Prior to Tenant using or storing any such new Hazardous Material or materially increasing the volume of such Hazardous Material, Tenant must obtain the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Any Hazardous Materials used by Tenant shall at all times be brought to, kept at or used in so- called ‘control areas’ (the number and size of which shall be identified in the plans for Tenant’s Work which are subject to Landlord’s approval pursuant to this Lease) and in accordance with all Applicable Laws, any permit or approval issued by any applicable governmental agency or authority and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice. In the event Tenant intends on using any biologically or chemically active or other Hazardous Materials, or materials that require a specialized permit, Tenant shall first obtain Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed. Within ten (10) business days of Landlord’s written request (which such request shall not be made more than once per calendar year), Tenant shall provide Landlord with a list of all biologically or chemically active or other Hazardous

Materials, including quantities, used by Tenant in the Demised Premises or otherwise in the Building. Tenant shall obtain and maintain all proper permits required by Applicable Laws for the storage and use of any Hazardous Materials stored or used by Tenant, and Tenant shall furnish evidence of same upon written request and shall comply with all governmental reporting requirements with respect to such Hazardous Materials used by Tenant in its business operations, and shall deliver to Landlord copies of such reports. Notwithstanding the foregoing, or any other term or provision of this Lease to the contrary, Landlord shall obtain and maintain in good standing and in full force and effect throughout the Term of this Lease, all necessary permits and approvals from the Massachusetts Water Resources Authority (MWRA) for the use of an acid neutralization tank at the Demised Premises, the cost of which shall be included in Operating Expenses. “Hazardous Material” means (a) any hazardous, flammable, explosive or toxic materials, radioactive materials, asbestos in any form that is or could become friable, or polychlorinated biphenyls (PCBs); or (b) any chemical, material or substance defined, classified or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable environmental laws, including without limitation, those hazardous substances and materials described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42

U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials on or under the Demised Premises, then the reasonable costs thereof shall be paid by Landlord, unless such release was caused solely by Tenant or persons acting under Tenant, whereupon the reasonable costs of such testing shall be reimbursed by Tenant to Landlord as additional rent promptly upon demand by Landlord. In the event Tenant (or persons acting under Tenant) is the cause of such release of Hazardous Materials jointly with other parties, Tenant shall be responsible for a portion of the cost of such testing in proportion to its responsibility for such release in relation to the responsibility of such other parties. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on the Demised Premises. Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Materials caused by Tenant on the Demised Premises, or elsewhere on the Lot if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the term of this Lease.

The following paragraph of this Lease shall be applicable only if the Tenant uses Hazardous Materials of the type that would warrant such compliance either due to Applicable Laws or good scientific practice:

Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in and/or exclusively serving the Demised Premises, and all exhaust or other ductwork in and/or exclusively serving the Demised Premises, in each case which has carried or released or been exposed to any Hazardous Materials, and shall otherwise clean the Demised Premises so as to permit the report hereinafter called for by this Section (N) to be issued. Prior to the expiration of this Lease (or within thirty

(30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord and Landlord’s designees (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Demised Premises and shall show: that the Hazardous Materials, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Demised Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and/or exclusively serving the Demised Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable environmental laws without taking any special precautions for hazardous substances and materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of hazardous substances and materials and without incurring regulatory compliance requirements or giving notice in connection with hazardous substances and materials; and that the Demised Premises may be reoccupied for office or laboratory use, demolished or renovated without taking any special precautions for hazardous substances and materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of hazardous substances and materials and without incurring regulatory requirements or giving notice in connection with hazardous substances and materials. Further, for purposes of this Section: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall include reasonable detail concerning the clean-up location, the test run and the analytical results. If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on fifteen (15) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all out of pocket costs and expenses reasonably incurred. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

Notwithstanding the foregoing, Landlord hereby represents and warrants to the Tenant that, to its actual knowledge, no Hazardous Materials presently exist in, on or under the Building in violation of any Applicable Law and that the Demised Premises are free of any Hazardous Materials. Landlord hereby agrees that it will indemnify, defend and save and hold harmless Tenant from any and all damages, claims, liabilities, loss, cost and expenses (including reasonable attorneys’ fees) incurred by or asserted against Tenant arising out of (a) any Hazardous Materials existing on or about the Building prior to Tenant’s occupancy of the Demised Premises, (b) any release of Hazardous Materials caused by Landlord, its agents, employees or contractors, or (c) any breach of the representation made by Landlord in this paragraph. This indemnification obligation shall survive the expiration or earlier termination of this Lease.

(O)
DELAYS

In any case where either party hereto is required to do any act (other than make a payment of money), delays caused by or resulting from Act of God, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, declared state of emergency or public health emergency, pandemic (specifically including COVID-19), government mandated quarantine or travel ban, or other causes beyond such party’s reasonable control (other than such party’s financial condition) (“Force Majeure”) shall not be counted in determining the time during which such act shall be completed, whether such time be designated by a fixed date, a fixed time or “a reasonable time”. In any case where work is to be paid for out of insurance proceeds or condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payment, for delays in the collection of such proceeds and awards. Notwithstanding any term or condition of this Lease to the contrary, except in connection with a delay in the Rent Commencement Date as described in Article I of this Lease, the provisions of this Section (O) shall never be construed as allowing an extension of time with respect to Tenant's obligation to pay Fixed Rent or additional rent when and as due under this Lease, giving Tenant a basis to claim that this Lease or Tenant’s obligations thereunder, including without limitation, Tenant’s obligation to pay Fixed Rent and additional rent, are unenforceable, or giving Tenant a basis to claim frustration of purpose.

ARTICLE XI SECURITY DEPOSIT

Within three (3) business days after Tenant’s execution of this Lease, Tenant shall deliver to Landlord a clean, irrevocable letter of credit (“Letter of Credit”) issued by a commercial bank reasonably acceptable to Landlord with offices for banking purposes in Boston, Massachusetts or which provides for facsimile or overnight mail drawing of the Letter of Credit (the “Issuing Bank”), which Letter of Credit shall (i) name Landlord as beneficiary thereof, (ii) have a term of not less than one (1) year, (iii) be in the amount of the Security Deposit and (iv) otherwise be in form and content satisfactory to Landlord in its sole discretion. The Letter of Credit shall provide that: (a) Landlord may draw (on one or more occasions) an amount up to the face amount of the Letter of Credit upon presentation of only a demand for payment in the amount to be drawn, together with a certification of Landlord that it is entitled to draw on the Letter of Credit pursuant to the provisions of this Lease; and (b) the Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each, and shall have a final expiration date of not earlier than thirty (30) days after the expiration date of this Lease, unless the Issuing Bank sends written notice (hereinafter called the “Non-Renewal Notice”) to Landlord by Federal Express or similar nationally recognized courier, or by certified or registered mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of the Letter of Credit, that it elects not to have such Letter of Credit renewed. Landlord, after receipt of the Non-Renewal Notice, within thirty (30) days prior to the expiration date of any Letter of Credit then held by Landlord, shall have the right, exercisable by a demand for payment draft only, to draw upon the Letter of Credit and receive the proceeds thereof.

In the event of any default by Tenant in the performance or observance of any of the terms and agreements in this Lease contained on the part of Tenant to be performed or observed beyond all applicable notice and cure periods (provided that the delivery of a default notice to Tenant shall not be required for purposes of this Article XI and to draw on the Letter of Credit if Landlord is prohibited from delivering the same under Applicable Law, including, without limitation, all applicable bankruptcy or insolvency laws), or Tenant files a voluntary petition under any Federal or state bankruptcy or insolvency code, law or proceeding, or any obligations of Tenant remain unperformed or unsatisfied as of the expiration or earlier termination of this Lease, including, without limitation, the payment of any rent, Landlord may draw upon, use, apply or retain the whole or any part of the Letter of Credit to the extent required for the payment of any rent or for any sum which Landlord may expend or may be required to expend by reason of the foregoing, including, without limitation, any damages or deficiency in the re-letting of the Demised Premises, whether accruing before or after summary proceedings or other re-entry by Landlord. In the case of every such draw down, use, application or retention, Tenant shall, within a reasonable time following Landlord’s written demand, increase the available balance of the Letter of Credit by the amount so drawn, used, applied or retained to its former amount, and Tenant’s failure to do so shall be a default of this Lease. The application of the Letter of Credit hereunder shall not be deemed a limitation on Landlord’s damages or a payment of liquidated damages or a payment of the monthly rent due for the last month of the Term of this Lease.

In the event of a transfer of the Demised Premises or Landlord’s interest therein, Landlord shall have the right, without cost or expense to Landlord, to transfer the Letter of Credit to the vendee or lessee, and provided that Tenant shall be notified of the name and address of the successor to Landlord, and provided that Landlord has actually transferred the Letter of Credit to such vendee or lessee in accordance with the terms of the Letter of Credit, Landlord shall thereupon be released by Tenant from all liability for the return of such Letter of Credit, and such successor to Landlord shall be liable for return of the same. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit to a new landlord. Tenant shall execute such documents as may be reasonably necessary to accomplish such transfer or assignment of the Letter of Credit and shall pay any transfer fees of the Issuing Bank.

Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Letter of Credit or any proceeds thereof, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. If the Landlord determines, in its reasonable discretion, that the financial condition of the Issuing Bank has so declined as to cause concern that the Issuing Bank may not honor a draw on its Letter of Credit, Tenant shall promptly, and in any event, within thirty (30) days of Landlord’s written demand therefor, obtain a replacement Letter of Credit complying with the terms hereof from another commercial bank reasonably acceptable to Landlord with offices for banking purposes in Boston, Massachusetts or which provides for drawing by facsimile or overnight mail.

Notwithstanding anything in this Article XI to the contrary, Tenant may provide a cash security deposit, in lieu of the Letter of Credit, in the amount of the Security Deposit, for not more than ninety (90) days after the Commencement Date. On or before such 90th day, Tenant shall provide to Landlord the Letter of Credit in conformance with the requirements of this Article XI, and Landlord, within five (5) business days after its receipt of the Letter of Credit, shall return such cash security deposit to Tenant.

Notwithstanding anything in this Lease to the contrary, so long as an Event of Default is not then existing and an Event of Default with respect to a monetary obligation has not previously occurred, (a) upon the fifth (5th) anniversary of the Rent Commencement Date, Tenant may decrease the Security Deposit to an amount equal to $1,511,763.68 after written notice to Landlord; and (b) upon the seventh (7th) anniversary of the Rent Commencement Date, Tenant may decrease the Security Deposit to an amount equal to $755,881.84 after written notice to Landlord. Tenant shall provide to Landlord a replacement Letter of Credit, such replacement

Letter of Credit to be in conformance with the requirements of this Article XI, in such reduced amount, which Landlord shall accept and thereafter return the replaced Letter of Credit to Tenant within five (5) business days of its receipt of such new Letter of Credit. At Tenant’s election, the reduction in the Letter of Credit may be enacted through an amendment to the then existing Letter of Credit in a form acceptable to Landlord and in the event Tenant wishes to enact the reduction in the Letter of Credit with such amendment, Landlord shall reasonably cooperate with Tenant to accomplish same.

ARTICLE XII MODIFICATION

In the event that any holder or prospective holder of any mortgage which includes the Demised Premises as part of the mortgaged premises, shall request any modification of any of the provisions of this Lease, other than a provision modifying the rents payable hereunder, the duration of the term hereof, or the size, use or location of the Demised Premises, or materially limiting or curtailing any rights of Tenant under this Lease or materially expanding or increasing any obligations of Tenant under this Lease, Tenant agrees that Tenant will enter into an amendment of this Lease containing each such modification so requested.

ARTICLE XIII OPTION

(A)
OPTION TERM

Tenant shall have the right, at its election, to extend the Initial Term of this Lease for one

(1) additional period of five (5) years commencing upon the expiration of the Initial Term (the “Option Term”), provided that Landlord shall receive written notice from Tenant of the exercise of its election not less than twelve (12) months and not more than eighteen (18) months prior to the expiration of the Initial Term and provided further that no Event of Default shall then be existing. Prior to the exercise by Tenant of said election to extend the Initial Term, the terms “Term” or “Term of this Lease” or any equivalent expressions shall mean the Initial Term; after the exercise by Tenant of the aforesaid election, the expressions “Term”, “Term of this Lease” or any equivalent terms shall mean the Initial Term as extended. Except as expressly otherwise provided in this Lease, all the agreements and conditions in this Lease contained shall apply to the additional period to which the Initial Term shall be extended as aforesaid, however, notwithstanding the foregoing, Tenant shall have no further right to extend the Initial Term beyond the five (5) year period described in this Article XIII. If Landlord shall receive notice of the exercise of the election in the manner and within the time provided aforesaid, the Term shall be extended upon the receipt of the notice without the requirement of any action on the part of Landlord.

(B)
OPTION RENT

During the Option Term, the Fixed Rent payable hereunder shall be adjusted so as to equal the greater of (a) the Fixed Rent payable immediately prior thereto, or (b) the “fair market rent”

(as hereinafter defined), as mutually determined by Landlord and Tenant through the process of diligent and good faith negotiations. Notwithstanding anything to the contrary contained herein, however, if for any reason whatsoever Landlord and Tenant shall not agree in writing upon the “fair market rent” for said Option Term at least six (6) months prior to the expiration of the Initial Term, then the fair market rent for premises of the size and nature of the Demised Premises shall be determined by licensed real estate brokers (for purposes of this paragraph, a “broker”) having at least ten (10) years’ experience in the leasing of office, laboratory, and research and development space in Boston, Massachusetts, one such broker to be designated by each of Landlord and Tenant. If either party shall fail to designate its broker by giving notice of the name of such appraiser to the other party within fifteen (15) days after receiving notice of the name of the other party’s broker, then the broker chosen by the other party shall determine the fair market rent and his determination shall be final and conclusive. If the brokers designated by Landlord and Tenant shall disagree as to the fair market rent, but if the difference between their estimates of fair market rent shall be five percent (5%) or less of the greater of the estimates, then the average of their estimates shall be the fair market rent for purposes hereof. If the brokers designated by Landlord and Tenant shall disagree as to the amount of fair market rent, and if their estimates of fair market rent shall vary by more than five percent (5%) of the greater of said estimates, then they shall jointly select a third broker meeting the qualifications set forth above who has not performed work for Landlord or Tenant (including the company with which such broker is affiliated), and such third broker’s estimate of fair market rent shall be the fair market rent for purposes hereof if it is not greater than the greater of the other two estimates and not less than the lesser of the other two estimates. If said third broker’s estimate is greater than the greater of the other two estimates, then the greater of the other two estimates shall be the fair market rent for purposes hereof; and if the estimate of the third broker shall be less than the lesser of the other two estimates, then the lesser of the other two estimates shall be the fair market rent for purposes hereof. Each of Landlord and Tenant shall pay for the services of its broker, and if a third broker shall be chosen, then each of Landlord and Tenant shall pay for one-half of the services of the third broker.

As used in this Article XIII, “fair market rent” shall mean the fair market annual rental value of the Demised Premises as of the date Tenant exercises the Option Term for a term equal to the Extension Term, based lease renewals for comparable space in first-class laboratory buildings in the Charlestown/Somerville/Inner Belt submarkets, taking into account all relevant factors.

ARTICLE XIV RIGHT OF FIRST OFFER

If, during the Term (i) any space within the Building above the second (2nd) floor (excluding any portion of the Parking Garage), including without limitation Landlord’s Expansion Project (“Building ROFO Space”), (ii) the space on the second (2nd) floor of the northern portion of the building commonly known as 500 Rutherford Avenue consisting of approximately 64,846 rentable square feet and identified on the plan attached hereto as Exhibit I (the “500 Rutherford ROFO Space”), and (iii) the space within the building commonly known as 570 Rutherford Avenue consisting of approximately 52,790 rentable square feet and identified on the plan attached hereto as Exhibit I (the “570 Rutherford ROFO Space”; the 500 Rutherford ROFO Space and the 570

Rutherford ROFO Space, the “Non-Building ROFO Spaces”; and the Building ROFO Space and the Non-Building ROFO Spaces, the “ROFO Space”) shall become available for Lease, then provided no Event of Default exists at such time, and further provided, that five (5) years remain in the Term of this Lease or Landlord and Tenant agree to extend this Lease so at least five (5) years remain of the Term of this Lease, in the event Landlord receives a written request for proposal from a third party tenant (or its representative) to lease all or any portion of the ROFO Space, prior to offering to lease any such ROFO Space described in such written request for proposal to such third party, subject to the last paragraph of this Article XIV, Landlord shall offer the applicable ROFO Space (as described in such request for proposal) to Tenant at the fair market rental rate for such space, as reasonably determined by Landlord, provided however, such space may be subject to a more precise determination of rentable area by Landlord. Tenant shall have fifteen (15) days to accept or reject such offer, without condition, but subject to agreement on the determination of fair market rent. Any such acceptance by Tenant shall apply to the entire portion of the ROFO Space described in Landlord’s offer to Tenant (and Tenant may not accept such offer for only a portion of such space so offered). If Tenant accepts such offer, Landlord and Tenant shall enter into an appropriate amendment of this Lease, and Tenant shall perform, at its cost and expense pursuant to plans approved by Landlord, the work necessary to prepare such space for Tenant’s occupancy.

If Tenant accepts such offer within the fifteen (15) days provided above but Landlord and Tenant cannot agree on the fair market rent within fifteen (15) days following Tenant’s acceptance of Landlord’s offer, the acceptance shall be null and void and Tenant shall be deemed to have rescinded its acceptance of the offer to lease said applicable ROFO Space. Subject to Landlord’s obligation with respect to a Re-Offer Event (as defined below), the foregoing shall be a one-time right as it relates to a particular ROFO Space and upon Landlord making the offer for such particular ROFO Space, whether same is accepted, rejected, or deemed to have been rejected or rescinded by Tenant, the right of first offer contained herein and this Article XIV with respect to such particular ROFO Space shall be null and void and of no further force and effect.

Notwithstanding the foregoing, in the event Landlord offers the applicable ROFO Space previously offered to Tenant on economic terms (taking into account rental rate and other economic terms) which is less than ninety-five percent (95%) of the economic terms last offered to Tenant prior to the Tenant’s rescission or deemed rescission described above (a “Re-Offer Event”), Landlord shall re-offer such applicable ROFO Space to Tenant (on the same terms and conditions and procedures set forth above). For purposes of clarity, so long as Landlord has complied with the terms and conditions of this Article XVI, immediately upon Landlord entering into a lease of any portion of the ROFO Space previously offered to Tenant with a third party tenant, this Article XVI shall terminate and have no further force or effect with respect to such applicable portion of the ROFO Space.

Tenant hereby acknowledges and agrees that Tenant’s right to be offered the opportunity to lease the 500 Rutherford ROFO Space is subject and subordinate to the rights of Cambridge College, a present tenant of the 570 Rutherford ROFO Space, and Landlord shall be under no obligation to offer or lease any portion of the 500 Rutherford ROFO Space to Tenant unless or until Cambridge College has waived or failed to exercise its rights to such space. In addition, Tenant hereby acknowledges and agrees that Landlord shall have no obligation to offer Tenant the opportunity to lease (i) the 570 Rutherford ROFO Space if Cambridge College exercises any right to renew its lease of such 570 Rutherford ROFO Space or Landlord otherwise wishes to renew such lease to Cambridge College with respect to the 570 Rutherford ROFO Space, or (ii) the 500 Rutherford ROFO Space if Indigo AG, Inc., the present tenant in the 500 Rutherford ROFO Space, exercises any right to renew its lease of such 500 Rutherford ROFO Space or Landlord otherwise wishes to renew such lease to Indigo AG, Inc. with respect to the 500 Rutherford ROFO Space.

ARTICLE XV SIGNAGE

Landlord agrees to provide Tenant with a listing on the Building lobby directory and the common lobby on the second (2nd) floor, and mutually agreeable Building standard signage next to the Building entryway at Landlord’s cost (subject to Section (C ) of Article V herein). Tenant, at its sole cost and expense, shall have the right to install one (1) exterior non-illuminated sign on the façade of the Building substantially similar in graphics and size and in either of the locations depicted in Exhibit G, attached hereto. Such exterior signage shall be subject to Landlord’s review and approval of the materials used for construction of such signage and the method of attachment to the Building, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant, at its sole cost and expense, shall be responsible for obtaining any permits and approvals for such exterior signage and shall be responsible, at its sole cost and expense, to maintain such exterior signage in good condition, to remove such exterior signage at the expiration or early termination of the Lease, and to repair any damage caused by such removal.

Landlord shall cooperate with Tenant as reasonably necessary in connection with any such permits or approvals.

ARTICLE XVI NITROGEN TANK STORAGE AREA

During the Lease Term, Tenant shall have the exclusive right to use a certain outdoor area adjacent to the Building consisting of approximately 2,479 square feet and labelled “Nitrogen Tank Pad Area” on the plan attached hereto as Exhibit I (the “Nitrogen Tank Pad Area”) for the installation, maintenance and use, at Tenant’s sole cost and expense, of a concrete pad (the “Nitrogen Tank Pad”) to be used for the installation, storage, maintenance and operation of nitrogen tanks used in the operation of Tenant’s business (the “Nitrogen Tanks”) and related equipment and connections to the Demised Premises (the “Nitrogen Tank Equipment”). The installation of such Nitrogen Tank Pad, Nitrogen Tanks and Nitrogen Tank Equipment shall be subject to Landlord’s review and approval of plans and specifications thereof, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant hereby acknowledges and agrees that such use, installation, replacement and/or maintenance of the Nitrogen Tank Pad, the Nitrogen Tanks, and/or the Nitrogen Tank Equipment shall be at Tenant’s sole risk, cost and expense and Landlord shall have no responsibility whatsoever for same. Tenant acknowledges and agrees that it shall be solely responsible for obtaining any consent, approval or other rights from any applicable governmental authority to install and/or use such Nitrogen Tank Pad, Nitrogen Tanks and/or Nitrogen Tank Equipment. Tenant’s use of the Nitrogen Tank Pad, Nitrogen Tanks and/or

Nitrogen Tank Equipment shall be deemed to be a representation and warranty by Tenant that Tenant has obtained any and all approvals, consents and rights required and Tenant shall indemnify and hold Landlord harmless from any liability, cost, expense or damage resulting from Tenant’s failure to obtain any such approvals, or consents. Tenant shall be responsible for maintaining the Nitrogen Tank Pad, Nitrogen Tanks and Nitrogen Tank Equipment in good and safe condition, and in compliance with all Applicable Laws and shall promptly repair any and all damage to the Nitrogen Tank Pad, Nitrogen Tanks and/or Nitrogen Tank Equipment, and to any other part of the Demised Premises, Building or Property caused by or resulting from Tenant's installation, use, maintenance, repair, replacement, operation or removal of the Nitrogen Tank Pad, Nitrogen Tanks and/or Nitrogen Tank Equipment. All costs and expenses, including, without limitation, the cost of utility service supply lines to make operable the Nitrogen Tank Pad, Nitrogen Tanks and/or Nitrogen Tank Equipment shall be at the sole cost and expense of Tenant and without charge, cost or expense to Landlord. Upon the expiration of the Lease Term or upon earlier termination, if requested by Landlord in writing prior to such expiration or early termination, Tenant shall promptly remove the Nitrogen Tanks and/or Nitrogen Tank Equipment and any related equipment, and Tenant shall repair any damage to the portion or portions of the Premises, the Building or the Property caused by or resulting from such removal by Tenant, however, the Nitrogen Tank Pad and fencing around such Nitrogen Tank Pad shall remain and shall not be required to be removed. Tenant shall promptly notify Landlord in writing of any spill, release or discharge of fuel or other hazardous substances and materials related to the Nitrogen Tanks and/or Nitrogen Tank Equipment, and/or any related equipment.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

EXECUTED as a sealed instrument in two or more counterparts as of the day and year first above written.

LANDLORD:

HOOD PARK LLC,

a Massachusetts limited liability company

By: Catamount Management Corporation Its Manager

By:/s/ Christopher P. Kaneb

Name: Christopher P. Kaneb Title: Vice President

TENANT:

FINCH THERAPEUTICS, INC.

a Delaware corporation

By:/s/ Mark Smith

Name: Mark Smith

Title: President

By:/s/ Gregory Perry

Name: Gregory Perry

Title: Treasurer

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